Exhibit 2.2

Execution Version

SEPARATION AND DISTRIBUTION AGREEMENT

by and among

LIGAND PHARMACEUTICALS INCORPORATED,

OMNIAB, INC.

and

AVISTA PUBLIC ACQUISITION CORP. II

Dated as of March 23, 2022

i

ii

Section 9.17	Specific Performance	64
Section 9.18	Severability	65
Section 9.19	Interpretation	65
Section 9.20	No Duplication; No Double Recovery	65
Section 9.21	Tax Treatment of Payments	65
Section 9.22	No Waiver	65
Section 9.23	No Admission of Liability	65

List of Schedules

1.1(75)	Ligand Retained Liabilities
1.1(76)	Ligand Retained Names
1.1(86)(ii)	OmniAb Assets – General
1.1(86)(v)	OmniAb Assets – Leases/Subleases
1.1(86)(vi)	OmniAb Assets – Contracts
1.1(86)(vii)	OmniAb Assets – Intellectual Property
1.1(86)(x)	OmniAb Assets – IT Assets
1.1(97)(ii)	OmniAb Liabilities – General
1.1(97)(vii)	OmniAb Liabilities – Actions
2.3(a)	Shared Contracts
2.10(a)(i)	Guarantees Provided by OmniAb Group
2.10(a)(ii)	Guarantees Provided by Ligand Group
2.12(c)	Other Reimbursable Expenses

List of Exhibits

Exhibit A	Reorganization Plan
Exhibit B	Illustrative Adjustments pursuant to Section 2.12(c)

iii

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of March 23, 2022, is entered into by and among Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Ligand”), OmniAb, Inc., a Delaware corporation and a wholly owned subsidiary of Ligand (“OmniAb”), and Avista Public Acquisition Corp. II, a Cayman Islands exempted company (which will migrate to and domesticate as a Delaware corporation prior to the Closing (the “Domestication”)) (“APAC”). “Party” or “Parties” means Ligand or OmniAb, individually or collectively, as the case may be. Capitalized terms used and not defined herein shall have the meaning set forth in Section 1.1.

W I T N E S S E T H:

WHEREAS, Ligand owns 100% of the common stock, par value $0.001 per share, of OmniAb (the “OmniAb Stock”);

WHEREAS, Ligand, acting through its direct and indirect Subsidiaries, currently conducts the Ligand Retained Business and the OmniAb Business;

WHEREAS, the Board of Directors of Ligand (the “Ligand Board”) has determined that it is appropriate, desirable and in the best interests of Ligand and its stockholders to separate Ligand into two separate companies, one for each of (i) the Ligand Retained Business, which shall be owned and conducted, directly or indirectly, by Ligand and its Subsidiaries (other than OmniAb and its Subsidiaries) and (ii) the OmniAb Business, which shall be owned and conducted, directly or indirectly, by OmniAb and its Subsidiaries (the “Separation”);

WHEREAS, in order to effect the Separation, the Ligand Board has determined that it is appropriate, desirable and in the best interests of Ligand and its stockholders for Ligand to undertake the Internal Reorganization and, in connection therewith, effect the Contribution to OmniAb;

WHEREAS, the Ligand Board has further determined that it is appropriate and desirable, on the terms and conditions contemplated hereby, following such separation to make a distribution of the OmniAb Business to the holders of common stock, par value $0.001 per share, of Ligand (the “Ligand Stock”) on the Record Date through the distribution of all of the outstanding shares of OmniAb Stock to holders of Ligand on the Record Date on a pro rata basis in accordance with a distribution ratio to be determined by the Ligand Board (the “Distribution”), in each case, on the terms and conditions set forth in this Agreement;

WHEREAS, immediately following the Distribution, Ligand will hold none of the outstanding shares of OmniAb Stock;

WHEREAS, the Ligand Board has further determined that it is appropriate and desirable, on the terms and conditions contemplated in the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), among Ligand, OmniAb, APAC and Orwell Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of APAC (“Merger Sub”), following the Domestication, Separation and Distribution, Merger Sub will merge with and into OmniAb, with OmniAb continuing as the surviving corporation (the “Merger”);

WHEREAS, pursuant to the Merger, shares of OmniAb Stock will be exchanged for shares of Domesticated Parent Common Stock, on the terms and conditions set forth in the Merger Agreement;

WHEREAS, Ligand and OmniAb will prepare, and OmniAb will file with the SEC, the Form 10, which will include the Information Statement and will set forth certain disclosure concerning OmniAb, the Separation, the Distribution and the Merger;

WHEREAS, (i) the Ligand Board has (x) determined that the transactions contemplated by this Agreement, the Merger Agreement and the Ancillary Agreements have a valid business purpose, are in furtherance of and consistent with its business strategy and are in the best interests of Ligand and its stockholders and (y) approved this Agreement, the Merger Agreement and each of the Ancillary Agreements and (ii) the Board of Directors of OmniAb (the “OmniAb Board”) has approved this Agreement, the Merger Agreement and each of the Ancillary Agreements (to the extent OmniAb is a party thereto);

WHEREAS, the board of directors of APAC has approved this Agreement and the Merger Agreement;

WHEREAS, the Parties and APAC desire to set forth the principal corporate transactions required to effect the Separation and the Distribution, and certain other agreements relating to the relationship of Ligand and OmniAb and their respective Subsidiaries following the Distribution;

WHEREAS, it is the intention of the Parties and APAC that the (i) Contribution and Distribution, together with certain related transactions, will qualify as a “reorganization” under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code;”) and (ii) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

WHEREAS, this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties and APAC hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 General. As used in this Agreement, the following terms shall have the following meanings:

(1) “Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

(2) “Affiliate” shall mean, when used with respect to a specified Person and at a point in, or with respect to a period of, time, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person at such point in or during such period of time. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that, from and after the Distribution Time, solely for purposes of this Agreement, (i) no member of the OmniAb Group shall be deemed an Affiliate of any member of the Ligand Group and (ii) no member of the Ligand Group shall be deemed an Affiliate of any member of the OmniAb Group.

(3) “Agent” means Computershare Trust Company, N.A., as the distribution agent appointed by Ligand to distribute to the stockholders of Ligand all of the outstanding shares of OmniAb Stock pursuant to the Distribution.

(4) “Agreement” shall have the meaning set forth in in the Preamble.

(5) “Amended Financial Report” shall have the meaning set forth in Section 6.3(b).

(6) “Ancillary Agreements” shall mean the Transition Services Agreements, the Employee Matters Agreement, the Tax Matters Agreement, any Continuing Arrangements, any and all Conveyancing and Assumption Instruments, and any other agreements to be entered into by and between any member of the Ligand Group, on one hand, and any member of the OmniAb Group, on the other hand, at, prior to or after the Distribution Time in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

(7) “APAC” shall have the meaning set forth in the Preamble.

(8) “APAC Released Liabilities” shall have the meaning set forth in Section 5.1(a)(iii).

(9) “Assets” shall mean all rights (including Intellectual Property), title and ownership interests in and to all properties, claims, Contracts, businesses, or assets (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Person. Except as otherwise specifically set forth herein, in the Employee Matters Agreement or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Tax assets (including any Tax items, attributes or rights to receive any Refunds (as defined in the Tax Matters Agreement)) shall not be treated as Assets.

(10) “Asset Transferors” shall mean the entities transferring Assets to OmniAb or one of its Subsidiaries in order to consummate the transactions contemplated hereby.

(11) “Assume” shall have the meaning set forth in Section 2.2(c); and the terms “Assumed” and “Assumption” shall have their correlative meanings.

(12) “Business” shall mean the Ligand Retained Business or the OmniAb Business, as applicable.

(13) “Business Day” shall mean any day other than Saturday or Sunday and any other day on which commercial banking institutions located in New York, New York are required, or authorized by Law, to remain closed.

(14) “Business Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity which may legally hold title to Assets.

(15) “Cash Equivalents” shall mean (i) cash and (ii) checks, certificates of deposit having a maturity of less than one year, money orders, marketable securities, money market funds, commercial paper, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Entity, minus the amount of any outbound checks, plus the amount of any deposits in transit. For the purposes of Section 2.12, “Cash Equivalents” shall not include any cash in transit at the Distribution Time.

(16) “Chosen Courts” shall have the meaning set forth in Section 9.16(b).

(17) “Closing” shall have the meaning set forth in the Merger Agreement.

(18) “Code” shall have the meaning set forth in the Recitals.

(19) “Commission” shall mean the United States Securities and Exchange Commission.

(20) “Confidential Information” shall mean all non-public, confidential or proprietary Information to the extent concerning a Party, its Group and/or its Subsidiaries or with respect to OmniAb, the OmniAb Business, any OmniAb Assets or any OmniAb Liabilities or with respect to Ligand, the Ligand Retained Business, any Ligand Retained Assets or any Ligand Retained Liabilities, including any such Information that was acquired by any Party after the Distribution Time pursuant to Article VI or otherwise in accordance with this Agreement, or that was provided to a Party by a third party in confidence, including (a) any and all technical information relating to the design, operation, testing, test results, development, and manufacture of any Party’s products, compounds, technologies or biological, chemical or other materials or that of a Party’s partners (including specifications and documentation; engineering, design, and manufacturing drawings, diagrams, layouts, maps and illustrations; formulations and material specifications; laboratory studies and benchmark tests; preclinical and clinical data; quality assurance policies, procedures and specifications; evaluation and validation studies; process control and/or shop-floor control strategy, logic or algorithms; assembly code, Software, firmware, programming data, databases, and all information referred to in the same); costs, margins and pricing; as well as product marketing studies and strategies; all other methodologies, procedures, techniques and Know-How related to discovery, research, engineering, development and manufacturing; (b) information, documents and materials relating to the Party’s financial condition, management and other business conditions, prospects, plans, procedures, partners, infrastructure, security, information technology procedures and systems, and other business or operational affairs; (c) pending unpublished patent applications and Trade Secrets; and (d) any other data or documentation resident, existing or otherwise provided in a database or in a storage medium, permanent or temporary, intended for confidential, proprietary and/or privileged use by a Party; except for any Information that is (i) in the public domain or known to the public through no fault of the receiving Party or its Subsidiaries, (ii) lawfully acquired after the Distribution Time by such Party or its Subsidiaries from other sources not known to be subject to confidentiality obligations with respect to such Information or (iii) independently developed by the receiving Party after the Distribution Time without reference to any Confidential Information. As used herein, by example and without limitation, Confidential Information shall include any information of a Party intended or marked as confidential, proprietary and/or privileged.

(21) “Consents” shall mean any consents, waivers, notices, reports or other filings to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any third parties, including any third party to a Contract and any Governmental Entity.

(22) “Continuing Arrangements” shall mean:

(i) this Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups); and

(ii) any Contracts or intercompany accounts solely between or among members of the OmniAb Group.

(23) “Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(24) “Contribution” shall mean (i) the Transfer, directly or indirectly, of the capital stock of or membership or other equity interests in the Transferred Entities and the other OmniAb Assets from Ligand or its Subsidiaries to OmniAb or its Subsidiaries, (ii) the contribution by Ligand to OmniAb of $15,000,000 (fifteen million dollars) in cash, decreased by the amount of Reimbursable Transaction-related Expenses and Other Reimbursable Expenses, and increased by the amount of any Specific Milestone Payments, and (iii) the Assumption of Liabilities, directly or indirectly, by OmniAb or its Subsidiaries pursuant to the Internal Reorganization or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement.

(25) “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts, including the related local asset transfer agreements and local stock transfer agreements, and other documents entered into prior to the Distribution Time and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement, in such form or forms as the applicable Parties thereto agree.

(26) “Covered Matter” shall have the meaning set forth in Section 8.1(i).

(27) “Credit Support Instruments” shall mean any letters of credit, performance bonds, surety bonds, bankers acceptances, or other similar arrangements.

(28) “Dispute Notice” shall have the meaning set forth in Section 7.1.

(29) “Disputes” shall have the meaning set forth in Section 7.1.

(30) “Distribution” shall have the meaning set forth in the Recitals.

(31) “Distribution Date” shall mean the date on which Ligand, through the Agent, distributes all of the issued and outstanding shares of OmniAb Stock to holders of Ligand Stock in the Distribution, and “Distribution Time” shall mean the time at which the Distribution occurs on the Distribution Date, which shall be deemed to be 12:01 a.m., New York time on the Distribution Date.

(32) “Domesticated Parent Common Stock” shall have the meaning set forth in the Merger Agreement.

(33) “Domestication” shall have the meaning set forth in the Merger Agreement.

(34) “Effective Time” shall have the meaning set forth in the Merger Agreement.

(35) “Employee Matters Agreement” shall mean that certain Employee Matters Agreement to be entered into between Ligand and OmniAb or any members of their respective Groups in connection with the Separation, the Distribution, the Merger or the other transactions contemplated by this Agreement, as such agreement may be modified or amended from time to time in accordance with its terms.

(36) “Environmental Laws” shall mean all Laws relating to pollution or protection of human health or safety or the environment, including Laws relating to the exposure to, or Release, threatened Release or the presence of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

(37) “Environmental Liabilities” shall mean Liabilities relating to Environmental Law or the Release or threatened Release of or exposure to Hazardous Substances, including, without limitation, the following: (i) actual or alleged violations of or non-compliance with any Environmental Law, including a failure to obtain, maintain or comply with any Environmental Permits; (ii) obligations arising under or pursuant to any applicable Environmental Law or

Environmental Permit; (iii) the presence of Hazardous Substances or the introduction of Hazardous Substances to the environment at, in, on, under or migrating from any of the building, facility, structure or real property, including Liabilities relating to, resulting from or arising out of the investigation, remediation, or monitoring of such Hazardous Substances; (iv) natural resource damages, property damages, personal or bodily injury or wrongful death relating to the presence of or exposure to Hazardous Substances (including asbestos-containing materials), at, in, on, under or migrating to or from any building, facility, structure or real property; (v) the transport, disposal, recycling, reclamation, treatment or storage, Release or threatened Release of Hazardous Substances at Off-Site Locations; and (vi) any agreement, decree, judgment, or order relating to the foregoing. The term “Environmental Liabilities” does not include Liabilities arising in connection with claims for injuries to persons or property from products sold by or services provided by the OmniAb Group, the Ligand Group or their predecessors.

(38) “Environmental Permit” shall mean any permit, license, approval or other authorization under any applicable Law or of any Governmental Entity relating to Environmental Laws or Hazardous Substances.

(39) “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

(40) “Excluded Environmental Liabilities” shall mean any and all Environmental Liabilities whether arising before, at or after the Distribution Time, to the extent relating to, resulting from, or arising out of the past, present or future operation, conduct or actions of any Ligand Retained Business.

(41) “Final Determination” shall have the meaning set forth in the Tax Matters Agreement.

(42) “Form 10” means the registration statement on Form 10 filed by OmniAb with the SEC to effect the registration of the OmniAb Stock pursuant to Section 12(b) or 12(g) of the Exchange Act in connection with the Distribution, including any amendments or supplements thereto.

(43) “Former Business” shall mean any corporation, partnership, entity, division, business unit or business (in each case, including any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred, spun-off, split-off or otherwise disposed of or divested (in whole or in part) to a Person or Persons that is not a member of the OmniAb Group or the Ligand Group or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part), in each case, prior to the Distribution Time.

(44) “Governmental Approvals” shall mean any notices or reports to be submitted to, or other registrations or filings to be made with, or any consents, approvals, licenses, permits or authorizations to be obtained from, any Governmental Entity.

(45) “Governmental Filing” shall have the meaning set forth in Section 5.5(c).

(46) “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

(47) “Group” shall mean (i) with respect to Ligand, the Ligand Group and (ii) with respect to OmniAb, the OmniAb Group.

(48) “Hazardous Substance” shall mean (a) any substances defined, listed, classified or regulated as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” “wastes,” “radioactive materials,” “petroleum,” “oils” or designations of similar import under any Environmental Law, or (b) any other chemical, material or substance that is regulated or for which liability can be imposed under any Environmental Law.

(49) “Indebtedness” shall mean, with respect to any Person, (i) the principal amount, prepayment and redemption premiums and penalties (if any), unpaid fees and other monetary obligations in respect of any indebtedness for borrowed money, whether short term or long term, and all obligations evidenced by bonds, debentures, notes, other debt securities or similar instruments, (ii) any indebtedness arising under any capital leases (excluding, for the avoidance of doubt, any real estate leases), whether short term or long term, (iii) all liabilities secured by any Security Interest on any assets of such Person, (iv) all liabilities under any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements, (v) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates, (vi) all interest bearing indebtedness for the deferred purchase price of property or services, (vii) all liabilities under any Credit Support Instruments, (viii) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (vii), and (ix) without duplication, all guarantees of indebtedness referred to in the foregoing clauses (i) through (viii), excluding in each case any obligations related to Taxes.

(50) “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

(51) “Indemnifying Party” shall have the meaning set forth in Section 5.4(a).

(52) “Indemnitee” shall have the meaning set forth in Section 5.4(a).

(53) “Indemnity Payment” shall have the meaning set forth in Section 5.7(a).

(54) “Information” shall mean information, content and data (including Personal Information) in written, oral, electronic, computerized, digital or other tangible or intangible media, including (i) books and records, whether accounting, legal or otherwise, ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, customer names and information (including prospects), technical information relating to the design, operation, testing, test results, development, and manufacture of any Party’s or its Group’s, or any of their partners’, products, compounds, technologies or biological, chemical or other materials or facilities (including specifications and documentation; engineering, design and manufacturing drawings, diagrams, layouts, maps and illustrations; formulations and material specifications; laboratory studies and benchmark tests; preclinical and clinical data; quality assurance policies, procedures and specifications; evaluation and validation studies; process control and/or shop-floor control strategy, logic or algorithms; assembly code, Software, firmware, programming data, databases, and all information referred to in the same); costs, margins and pricing; as well as product marketing studies and strategies; all other methodologies, procedures, techniques and Know-How related to discovery, research, engineering, development and manufacturing; communications, correspondence, materials, product literature, artwork, files, documents; and (ii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information (including partner and supplier records and lists), sales and pricing data, business plans, market evaluations, surveys, credit-related information, and other such information as may be needed for reasonable compliance with reporting, disclosure, filing or other requirements, including under applicable securities laws or regulations of securities exchanges.

(55) “Information Statement” shall mean the Information Statement attached as an exhibit to the Form 10 and any related documents to be provided to the holders of Ligand Stock in connection with the Distribution, including any potential revision of such Information Statement to be a combined proxy statement, prospectus and/or information statement in connection with the Merger, and including any amendment or supplement thereto.

(56) “Insurance Proceeds” shall mean those monies: (a) received by an insured Person from any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective; or (b) paid on behalf of an insured Person by any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, on behalf of the insured, in either such case net of any costs or expenses incurred in the collection thereof; provided, however, that with respect to a captive insurance arrangement, Insurance Proceeds shall only include net amounts received by the captive insurer from a Third Party in respect of any captive reinsurance arrangement.

(57) “Intellectual Property” shall mean all U.S. and foreign rights, title and interest (whether statutory, common law or otherwise) in or relating to any intellectual property, including all: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, brand names and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, and all applications, registrations, renewals and extensions of any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and all related national or international counterparts thereto, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions provisionals, renewals, extensions, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like, and any foreign equivalents of any of the foregoing (including certificates of invention and any applications therefor) and all rights to claim priority from any of the foregoing (collectively, “Patents”); (iii) copyrights and copyrightable subject matter, whether or not registered or published, and all applications, registrations, reversions, extensions and renewals of any of the foregoing, and all moral rights, however denominated; (iv) trade secrets, and all other confidential or proprietary information, ideas, technology, Software, compositions, discoveries, improvements, know-how, inventions, designs, processes, techniques, formulae, models, and methodologies, in each case, whether or not patentable or copyrightable, but excluding issued Patents (collectively, “Know-How,” and trade secrets together with confidential Know-How, “Trade Secrets”); (v) Internet domain names and social media accounts and addresses, and all registrations for any of the foregoing (collectively, “Domain Names”); and (vi) rights and remedies with respect to any past, present, or future infringement, misappropriation, or other violation of any of the foregoing in clauses (i) through (v).

(58) “Intellectual Property Documentation” shall mean: (i) all correct and complete physical and electronic copies of all prosecution and maintenance files and dockets, registration certificates, litigation files and related opinions of counsel and correspondence for all issued, registered and applied-for items of OmniAb Intellectual Property; (ii) all litigation files to the extent relating to any Actions brought for the infringement, dilution, misappropriation or other violation of any of the OmniAb Intellectual Property; (iii) all books, records, files, ledgers or similar documentation used to track, organize or maintain any of the OmniAb Intellectual Property; and (iv) copies of all acquisition agreements relating to the acquisition of any of the OmniAb Intellectual Property.

(59) “Internal Reorganization” shall mean the allocation and transfer or assignment of Assets and Liabilities, including by means of the Conveyancing and Assumption Instruments, resulting in (i) the OmniAb Group owning and operating the OmniAb Business, and (ii) the Ligand Group continuing to own and operate the Ligand Retained Business, as described in the internal reorganization plan attached hereto as Exhibit A (the “Reorganization Plan”), as may be amended prior to the Distribution Date only by written consent of Ligand, OmniAb and APAC.

(60) “IT Assets” shall mean all information technology, Software, computers, computer systems, communication systems, telecommunications equipment, databases, internet protocol addresses, data rights and documentation, reference, resource and training materials relating to any of the foregoing, and all Contracts (including Contract rights) relating to any of the foregoing (including Software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, Domain Name registration agreements, website hosting agreements, Software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, governmental permits, radio licenses and telecommunications agreements).

(61) “Joint Claim” shall mean any claim or series of related claims under any insurance policy that results or could reasonably be expected to result in the payment of Insurance Proceeds to or for the benefit of both one or more members of the Ligand Group and one or more members of the OmniAb Group.

(62) “Law” shall mean any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.

(63) “Liabilities” shall mean any and all Indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law (including Environmental Law), Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto. Except as otherwise specifically set forth herein, in the Employee Matters Agreement or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Liabilities governed by this Agreement other than for purposes of indemnification related to the Spin-off Disclosure Documents.

(64) “Liable Party” shall have the meaning set forth in Section 2.9(b).

(65) “Ligand” shall have the meaning set forth in the Preamble.

(66) “Ligand Board” shall have the meaning set forth in the Recitals.

(67) “Ligand CSIs” shall have the meaning set forth in Section 2.10(d).

(68) “Ligand Former Business” shall mean any Former Business (other than the OmniAb Business or the OmniAb Former Businesses) that, at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was primarily managed by or associated with the Ligand Retained Business as then conducted.

(69) “Ligand Group” shall mean (i) Ligand, the Ligand Retained Business and each Person that is a direct or indirect Subsidiary of Ligand as of immediately following the Distribution Time and (ii) each Business Entity that becomes a Subsidiary of Ligand after the Distribution Time.

(70) “Ligand Indemnitees” shall mean each member of the Ligand Group and each of their respective Affiliates from and after the Distribution Time and each member of the Ligand Group’s and such Affiliates’ respective current, former and future directors, officers, employees and agents (solely in their respective capacities as current, former and future directors, officers, employees or agents of any member of the Ligand Group or their respective Affiliates) and each of the heirs, executors, successors and assigns of any of the foregoing, except, for the avoidance of doubt, the OmniAb Indemnitees.

(71) “Ligand Released Liabilities” shall have the meaning set forth in Section 5.1(a)(i).

(72) “Ligand Retained Assets” shall mean:

(i) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by Ligand or any other member of the Ligand Group, including for the avoidance of doubt all Ligand Retained IP;

(ii) any and all Assets that are owned, leased or licensed, at or prior to the Distribution Time, by Ligand and/or any of its Subsidiaries, that are not OmniAb Assets; and

(iii) any and all Assets that are acquired or otherwise become an Asset of the Ligand Group after the Distribution Time.

(73) “Ligand Retained Business” shall mean (i) those businesses operated by the Ligand Group prior to the Distribution Time other than the OmniAb Business, (ii) those Business Entities or businesses acquired or established by or for any member of the Ligand Group after the Distribution Time, and (iii) any Ligand Former Business; provided that Ligand Retained Business shall not include any OmniAb Former Business or OmniAb Former Real Property.

(74) “Ligand Retained IP” shall mean (i) all Intellectual Property owned or controlled by the Ligand Group other than OmniAb Intellectual Property and (ii) the Ligand Retained Names.

(75) “Ligand Retained Liabilities” shall mean:

(i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by Ligand or any other member of the Ligand Group, and all agreements, obligations and other Liabilities of Ligand or any member of the Ligand Group under this Agreement or any of the Ancillary Agreements, including as set forth in Section 2.12(c)(ii);

(ii) any and all Liabilities of a member of the Ligand Group to the extent relating to, arising out of or resulting from any Ligand Retained Assets (other than Liabilities arising under any Shared Contracts to the extent such Liabilities relate to the OmniAb Business);

(iii) the Liabilities listed on Schedule 1.1(75); and

(iv) any and all Liabilities of Ligand and each of its Subsidiaries that are not OmniAb Liabilities.

Notwithstanding the foregoing, the Ligand Retained Liabilities shall not include any Liabilities for Taxes that are governed by the Tax Matters Agreement or the Employee Matters Agreement.

(76) “Ligand Retained Names” shall mean the names and marks set forth in Schedule 1.1(76), and any Trademarks containing or comprising any of such names or marks, and any Trademarks derivative thereof or confusingly similar thereto, or any telephone numbers or other alphanumeric addresses or mnemonics containing any of the foregoing names or marks.

(77) “Ligand Stock” shall have the meaning set forth in the Recitals.

(78) “Litigation Hold” shall have the meaning set forth in Section 6.1.

(79) “Merger” shall have the meaning set forth in the Recitals.

(80) “Merger Agreement” shall have the meaning set forth in the Recitals.

(81) “Merger Sub” shall have the meaning set forth in the Recitals.

(82) “Negotiation Period” shall have the meaning set forth in Section 7.1.

(83) “Off-Site Location” shall mean any third party location that is not now nor has ever been owned, leased or operated by the Ligand Group or the OmniAb Group or any of their respective predecessors. “Off-Site Location” does not include any property that is adjacent to or neighboring any property formerly, currently or in the future owned, leased or operated by the Ligand Group, the OmniAb Group, or their respective predecessors that has been impacted by any Release of a Hazardous Substance from such properties.

(84) “OmniAb” shall have the meaning set forth in the Preamble.

(85) “OmniAb Asset Transferee” shall mean any Business Entity that is or will be a member of the OmniAb Group or a Subsidiary of OmniAb to which OmniAb Assets shall be or have been transferred at or prior to the Distribution Time, or which is contemplated by the Internal Reorganization or this Agreement or the Ancillary Agreements to occur after the Distribution Time, by an Asset Transferor in order to consummate the transactions contemplated hereby.

(86) “OmniAb Assets” shall mean, without duplication:

(i) all interests in the capital stock of, or membership or other equity interests in, the members of the OmniAb Group (other than OmniAb) held, directly or indirectly, by Ligand immediately prior to the Distribution Time;

(ii) the Assets set forth on Schedule 1.1(86)(ii) (which for the avoidance of doubt is not a comprehensive listing of all OmniAb Assets and is not intended to limit other clauses of this definition of OmniAb Assets);

(iii) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to or retained by any member of the OmniAb Group;

(iv) any and all Assets (other than Cash Equivalents, which shall be governed solely by Section 2.12) reflected on the OmniAb Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for OmniAb or any member of the OmniAb Group subsequent to the date of the OmniAb Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the OmniAb Balance Sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of the OmniAb Balance Sheet;

(v) all rights, title and interest in, to and under the leases or subleases of the real property set forth on Schedule 1.1(86)(v) and other leases exclusively related to the OmniAb Business, including, to the extent provided for in such leases or subleases, any land and land improvements, structures, buildings and building improvements, other improvements and appurtenances (the “OmniAb Leased Real Property”);

(vi) all Contracts set forth on Schedule 1.1(86)(vi) and all other Contracts exclusively related to the OmniAb Business or the OmniAb Intellectual Property and any rights or claims arising under any of the foregoing (the “OmniAb Contracts”);

(vii) all Intellectual Property exclusively used, exclusively practiced, exclusively held for the use or practice, or otherwise exclusively related to the OmniAb Business, including the Intellectual Property applications, registrations and issuances set forth on Schedule 1.1(86)(vii) (the “OmniAb Intellectual Property”), and all Intellectual Property Documentation relating to any of the foregoing;

(viii) all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity and are held by a member of the OmniAb Group, or to the extent transferable, relate exclusively to or, are used exclusively in the OmniAb Business (other than to the extent that any member of the Ligand Group benefits from such licenses, permits, registrations, approvals and authorizations in connection with the Ligand Retained Business);

(ix) all Information exclusively related to, or exclusively used in, the OmniAb Business;

(x) excluding any OmniAb Intellectual Property (which is addressed in Section 1.1(86)(vii) above), all IT Assets listed on Schedule 1.1(86)(x) and other IT Assets exclusively used or exclusively held for use in the OmniAb Business;

(xi) all goodwill exclusively related to the OmniAb Business;

(xii) all office equipment and furnishings located at the physical site of which the ownership or a leasehold or sub leasehold interest is being transferred to or retained by a member of the OmniAb Group, and which as of the Distribution Time is not subject to a lease or sublease back to a member of the Ligand Group (excluding any office equipment and furnishings owned by persons other than Ligand and its Subsidiaries);

(xiii) subject to Article VIII, any rights of any member of the OmniAb Group under any insurance policies held solely by one or more members of the OmniAb Group and which provide coverage solely to one or more members of the OmniAb Group (excluding any insurance policies issued by any captive insurance company of the Ligand Group); and

(xiv) all other Assets (other than Assets that are of the type that would be listed in clauses (v), (vii), (viii), (x), (xii) and (xiii)) that are held by the OmniAb Group or the Ligand

Group immediately prior to the Distribution Time and that are exclusively used and exclusively held for use in the OmniAb Business as conducted immediately prior to the Distribution Time (the intention of this clause (xiv) is only to rectify an inadvertent omission of transfer or assignment of any Asset that, had the Parties given specific consideration to such Asset as of the date of this Agreement, would have otherwise been classified as an OmniAb Asset based on the principles of this Section 1.1(86)); provided that no Asset shall be an OmniAb Asset solely as a result of this clause (xiv) unless a written claim with respect thereto is made by OmniAb on or prior to the date that is twenty-four (24) months after the Distribution Time.

Notwithstanding anything to the contrary herein, the OmniAb Assets shall not include (i) any Assets that are expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Ligand Group (including all Ligand Retained Assets), or (ii) any Assets governed by the Tax Matters Agreement or Employee Matters Agreement.

(87) “OmniAb Balance Sheet” shall mean OmniAb’s unaudited pro forma combined condensed balance sheet, including the notes thereto, as of December 31, 2021, as included in the Form 10.

(88) “OmniAb Board” shall have the meaning set forth in the Recitals.

(89) “OmniAb Business” shall mean the businesses comprising the OmniAb Group, including the businesses and operations conducted prior to the Distribution Time by any member of the OmniAb Group and any other businesses or operations conducted primarily through the use of the OmniAb Assets, as such businesses are described in the Form 10, or established by or for OmniAb or any of its Subsidiaries after the Distribution Time and shall include the OmniAb Former Businesses; provided that the OmniAb Business shall not include any Ligand Former Business.

(90) “OmniAb Debt Obligations” shall mean all Indebtedness of OmniAb or any other member of the OmniAb Group.

(91) “OmniAb Disclosure” shall mean any form, statement, schedule or other material (other than the Spin-off Disclosure Documents) filed with or furnished to the Commission, including in connection with OmniAb’s obligations under the Securities Act and the Exchange Act, any other Governmental Entity, or holders of any securities of any member of the OmniAb Group, in each case, on or after the Distribution Time by or on behalf of any member of the OmniAb Group in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(92) “OmniAb Environmental Liabilities” shall mean any and all Environmental Liabilities, whether arising before, at or after the Distribution Time, to the extent relating to or resulting from or arising out of (i) the past, present or future operation, conduct or actions of the OmniAb Group, OmniAb Business or the past, present or future use of the OmniAb Assets or (ii) the OmniAb Former Businesses or OmniAb Former Real Property, including, without limitation, any agreement, decree, judgment, or order relating to the foregoing entered into by Ligand or any Affiliate of Ligand prior to the Distribution Time, but in any event excluding the Excluded Environmental Liabilities.

(93) “OmniAb Former Businesses” shall mean any Former Business that, at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was (a) primarily managed by or associated with the OmniAb Business as then conducted or (b) part of a business the majority of which as of the Distribution Time is or was transferred to OmniAb.

(94) “OmniAb Former Real Property” shall mean any real property that at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was primarily owned, leased or operated in connection with the OmniAb Business or any of the OmniAb Former Businesses.

(95) “OmniAb Group” shall mean OmniAb and each Person that is a direct or indirect Subsidiary of OmniAb as of the Distribution Time (but after giving effect to the Internal Reorganization) including the Transferred Entities, and each Person that becomes a Subsidiary of OmniAb after the Distribution Time; provided, however, that for the avoidance of doubt, no member of the Ligand Group shall be treated as a member of the OmniAb Group.

(96) “OmniAb Indemnitees” shall mean each member of the OmniAb Group and each of their respective Affiliates from and after the Distribution Time and each member of the OmniAb Group’s and such respective Affiliates’ respective current, former and future directors, officers, employees and agents (solely in their respective capacities as current, former and future directors, officers, employees or agents of any member of the OmniAb Group or their respective Affiliates) and each of the heirs, administrators, executors, successors and assigns of any of the foregoing, except, for the avoidance of doubt, the Ligand Indemnitees.

(97) “OmniAb Liabilities” shall mean:

(i) any and all Liabilities to the extent relating to, arising out of or resulting from (a) the operation or conduct of the OmniAb Business, as conducted at any time prior to, at or after the Distribution Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the OmniAb Group and any and all Liability relating to, arising out of or resulting from any unclaimed property); (b) the operation or conduct of any business conducted by any member of the OmniAb Group at any time after the Distribution Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the OmniAb Group and any and all Liability relating to, arising out of or resulting from any unclaimed property); or (c) any OmniAb Asset, whether arising before, at or after the Distribution Time (including any Liability relating to, arising out of or resulting from OmniAb Contracts, Shared Contracts (to the extent such Liability relates to the OmniAb Business) and any real property and leasehold interests):

(ii) the Liabilities set forth on Schedule 1.1(97)(ii) and any and all other Liabilities that are expressly provided by this Agreement or any of the Ancillary Agreements as Liabilities to be assumed by OmniAb or any other member of the OmniAb Group, and all agreements, obligations and Liabilities of OmniAb or any other member of the OmniAb Group under this Agreement or any of the Ancillary Agreements;

(iii) any and all Liabilities reflected on the OmniAb Balance Sheet or the accounting records supporting such balance sheet and any Liabilities incurred by or for OmniAb or any member of the OmniAb Group subsequent to the date of the OmniAb Balance Sheet which, had they been so incurred on or before such date, would have been reflected on the OmniAb Balance Sheet if prepared on a consistent basis, subject to any discharge of any of such Liabilities subsequent to the date of the OmniAb Balance Sheet;

(iv) any and all Liabilities to the extent relating to, arising out of, or resulting from, whether prior to, at or after the Distribution Time, any infringement, misappropriation or other violation of any Intellectual Property of any other Person related to the conduct of the OmniAb Business;

(v) any and all OmniAb Environmental Liabilities;

(vi) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from (A) the Spin-off Disclosure Documents or (B) any OmniAb Disclosure;

(vii) for the avoidance of doubt, and without limiting any other matters that may constitute OmniAb Liabilities, any Liabilities resulting from any Action to the extent relating to, arising out of or resulting from the OmniAb Business, including all Actions listed on Schedule 1.1(97)(vii);

(viii) all Liabilities relating to, arising out of or resulting from any Indebtedness of any member of the OmniAb Group or any Indebtedness secured exclusively by any of the OmniAb Assets; and

(ix) any and all other Liabilities that are held by the OmniAb Group or the Ligand Group immediately prior to the Distribution Time that were inadvertently omitted or assigned that, had the parties given specific consideration to such Liability as of the date of this Agreement, would have otherwise been classified as an OmniAb Liability based on the principles set forth in this Section 1.1(97); provided, that no Liability shall be an OmniAb Liability solely as a result of this clause (ix) unless a claim with respect thereto is made by Ligand on or prior to the date that is twenty-four (24) months after the Distribution Time.

Notwithstanding the foregoing, the OmniAb Liabilities shall not include any Liabilities that are (A) expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed by any member of the Ligand Group, (B) expressly discharged pursuant to Section 2.4 of this Agreement, (C) Ligand Retained Liabilities or (D) for Taxes that are governed by the Tax Matters Agreement or Employee Matters Agreement.

(98) “OmniAb Released Liabilities” shall have the meaning set forth in Section 5.1(a)(ii).

(99) “OmniAb Stock” shall have the meaning set forth in the Recitals.

(100) “Other Party” shall have the meaning set forth in Section 2.9(a).

(101) “Other Reimbursable Expenses” shall have the meaning set forth in Section 2.12(c).

(102) “Party” and “Parties” shall have the meanings set forth in the Preamble.

(103) “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, bank, land trust, trust company, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(104) “Personal Information” shall mean any data or information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular natural person or household (including any information related to the health of a person) and any information derived from any of the foregoing, in addition to any definition for “personal information” or any similar term provided by applicable Law or by the applicable Party’s privacy policies, notices or contracts (e.g., “personal data,” “personally identifiable information” or “PII”).

(105) “Policies” or “Policy” shall mean insurance policies and insurance contracts of any kind, including primary, excess and umbrella, comprehensive general liability, fiduciary, directors and officers, automobile, products, workers’ compensation, employee dishonesty, property and crime insurance policies and self-insurance and captive insurance arrangements, and interests in insurance pools and programs held in the name of Ligand or any of its Affiliates, together with the rights, benefits and privileges thereunder.

(106) “Prime Rate” shall mean the rate last quoted as of the time of determination by The Wall Street Journal as the “Prime Rate” in the United States or, if the Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate as of such time, or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Ligand) or any similar release by the Federal Reserve Board (as determined by Ligand).

(107) “Privacy Laws” shall mean any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the Processing of any Personal Information.

(108) “Privacy Requirements” shall mean all applicable Privacy Laws and all applicable policies, notices, and contractual obligations relating to the Processing of any Personal Information.

(109) “Privilege” shall have the meaning set forth in Section 6.7(a).

(110) “Privileged Information” shall have the meaning set forth in Section 6.7(a).

(111) “Processing” shall mean any operation or set of operations which is performed on any Personal Information or on any sets of any Personal Information, whether or not by automated means, such as, without limitation: receipt; collection; compilation; use; disposal; destruction; disclosure or transfer (including cross-border); recording; organization; structuring; safeguarding; storage; security (technical, physical and/or administrative); sharing; adaptation or alteration; retrieval; consultation; disclosure by transmission, dissemination or otherwise making available; alignment or combination; restriction; erasure; and/or destruction.

(112) “Record Date” shall mean 5:00 p.m. New York time on the date to be determined by the Ligand Board as the record date for determining stockholders of Ligand entitled to receive shares of OmniAb Stock in the Distribution.

(113) “Record Holders” shall mean the holders of record of Ligand Stock as of the Record Date.

(114) “Reimbursable Transaction-related Expenses” shall have the meaning set forth in Section 9.5.

(115) “Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

(116) “Securities Act” shall mean the Securities Act of 1933, together with the rules and regulations promulgated thereunder.

(117) “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-entry, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

(118) “Separation” shall have the meaning set forth in the Recitals.

(119) “Shared Contract” shall have the meaning set forth in Section 2.3(a).

(120) “Software” shall mean all: (i) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code, object code, human readable form or other form; (ii) databases and compilations, including all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, icons, web content and links; and (iv) documentation relating to any of the foregoing, including user manuals and other training documentation.

(121) “Specific Milestone Payments” shall have the meaning set forth in Section 2.12(c).

(122) “Spin-off Disclosure Documents” shall mean the Form 10 and all exhibits thereto including the Information Statement, and any current reports on Form 8-K, in each case as filed or furnished by OmniAb with or to the Commission in connection with the Distribution or Merger or filed or furnished by Ligand with or to the Commission solely to the extent such documents relate to OmniAb, the Distribution or the Merger.

(123) “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity.

(124) “Tax” or “Taxes” shall have the meaning set forth in the Tax Matters Agreement.

(125) “Tax Contest” shall have the meaning as set forth in the Tax Matters Agreement.

(126) “Tax Matters Agreement” shall mean that certain Tax Matters Agreement to be entered into between Ligand and OmniAb in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as such agreement may be modified or amended from time to time in accordance with its terms.

(127) “Tax Returns” shall have the meaning set forth in the Tax Matters Agreement.

(128) “Taxing Authority” shall have the meaning set forth in the Tax Matters Agreement.

(129) “Third Party Agreements” shall mean any agreements, arrangements, commitments or understandings between or among a Party (or any member of its Group) and any other Persons (other than either Party or any member of its respective Groups) (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute OmniAb Assets or OmniAb Liabilities, or Ligand Retained Assets or Ligand Retained Liabilities, such Contracts shall be assigned or retained pursuant to Article II).

(130) “Third Party Claim” shall have the meaning set forth in Section 5.4(b).

(131) “Third Party Proceeds” shall have the meaning set forth in Section 5.7(a).

(132) “Transaction-related Expenses” shall have the meaning set forth in Section 9.5.

(133) “Transfer” shall have the meaning set forth in Section 2.2(b)(i); and the term “Transferred” shall have its correlative meaning.

(134) “Transferred Entities” shall mean Ab Initio Biotherapeutics, Inc., Crystal Bioscience, Inc., Icagen, LLC, Taurus Biosciences, LLC and xCella Biosciences, Inc.

(135) “Transition Services Agreements” shall mean either or both, as applicable, of those certain Transition Services Agreements to be entered into between Ligand and OmniAb or any members of their respective Groups in connection with the Distribution or the other transactions contemplated by this Agreement, as such agreements may be modified or amended from time to time in accordance with their terms.

Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. Reference in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein. Unless the context requires otherwise, references in this Agreement to “Ligand” shall also be deemed to refer to the applicable member of the Ligand Group, references to “OmniAb” shall also be deemed to refer to the applicable member of the OmniAb Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Ligand or OmniAb shall be deemed to require Ligand or OmniAb, as the case may be, to cause the applicable members of the Ligand Group or the OmniAb Group, respectively, to take, or refrain from taking, any such action. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

ARTICLE II

THE SEPARATION

Section 2.1 General. Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby, including the completion of the Internal Reorganization, a portion of which may have already been implemented prior to the date hereof.

Section 2.2 Restructuring: Transfer of Assets; Assumption of Liabilities.

(a) Internal Reorganization. Prior to the Distribution Time, except for Transfers contemplated by the Internal Reorganization or this Agreement or the Ancillary Agreements to occur after the Distribution Time, the Parties shall complete the Internal Reorganization, including by taking the actions referred to in Sections 2.2(b) and 2.2(c) below.

(b) Transfer of Assets. At or prior to the Distribution Time (it being understood that some of such Transfers may occur following the Distribution Time in accordance with Section 2.2(a) and Section 2.6), pursuant to the Conveyancing and Assumption Instruments and in connection with the Contribution:

(i) Ligand shall, and shall cause the applicable Asset Transferors to, transfer, contribute, distribute, assign and/or convey or cause to be transferred, contributed, distributed, assigned and/or conveyed (“Transfer”) to OmniAb and/or the respective OmniAb Asset Transferees, all of its and the applicable Asset Transferors’ right, title and interest in and to the OmniAb Assets, and the applicable OmniAb Asset Transferees shall accept from Ligand and the applicable members of the Ligand Group all of Ligand’s and the other members of the Ligand Group’s respective direct or indirect rights, title and interest in and to the applicable Assets, including all of the outstanding shares of capital stock or other ownership interests, that are included in the OmniAb Assets.

(ii) Any costs and expenses incurred after the Distribution Time to effect any Transfer contemplated by this Section 2.2(b) (including any transfer effected pursuant to Section 2.6) shall be paid by the Parties as set forth in Section 9.5. Other than costs and expenses incurred in accordance with the foregoing sentence, nothing in this Section 2.2(b) shall require any member of any Group to incur any material obligation or grant any material concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.2(b).

For the avoidance of doubt any OmniAb Assets already held by OmniAb prior to the Internal Reorganization shall not need to be Transferred and shall remain with OmniAb prior to and following the Distribution Time.

(c) Assumption of Liabilities. Except as pursuant to this Agreement or as otherwise specifically set forth in any Ancillary Agreement, in connection with the Internal Reorganization and the Contribution or, if applicable, from and after, the Distribution Time (i) pursuant to this Agreement or the applicable Conveyancing and Assumption Instruments, OmniAb shall, or shall cause a member of the OmniAb Group to accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the OmniAb Liabilities and (ii) pursuant to this Agreement or the applicable Conveyancing and Assumption Instruments, Ligand shall, or shall cause a member of the Ligand Group to, Assume all of the Ligand Retained Liabilities, in each case, regardless of (A) when or where such Liabilities arose or arise, (B) whether the facts upon which they are based occurred prior to, at or subsequent to the Distribution Time, (C) whether accruals for such Liabilities have been transferred to OmniAb or included on a combined balance sheet of the OmniAb Business or whether any such accruals are sufficient to cover such Liabilities, (D) where or against whom such Liabilities are asserted or determined, (E) whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Ligand Group or the OmniAb Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates, (F) which entity is named in any Action associated with any Liability, or (G) any benefits, or lack thereof, that have been or may be obtained by the Ligand Group or the OmniAb Group in respect of such Liabilities.

(d) Consents. The Parties shall use their commercially reasonable efforts to obtain the Consents required to Transfer any Assets, Contracts, licenses, permits and authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement. Notwithstanding anything herein to the contrary, no Contract or other Asset shall be transferred if it would violate applicable Law or, in the case of any Contract, the rights of any third party to such Contract; provided that Section 2.6, to the extent provided therein, shall apply thereto. The foregoing shall not preclude OmniAb or any member of the OmniAb Group from disputing in good faith with any third party (other than Ligand or any member of the Ligand Group) the validity of any OmniAb Liabilities or raising any available defenses in connection therewith.

(e) It is understood and agreed by the Parties that certain of the Transfers referenced in Section 2.2(b) or Assumptions referenced in Section 2.2(c) have occurred prior to the date hereof and, as a result, no additional Transfers or Assumptions by any member of the Ligand Group or the OmniAb Group, as applicable, shall be deemed to occur upon the execution of this Agreement with respect thereto. Moreover, to the extent that any member of the Ligand Group or the OmniAb Group, as applicable, is liable for any Ligand Retained Liability or OmniAb Liability, respectively, by operation of law immediately following any Transfer in accordance with this Agreement or any Conveyancing and Assumption Instruments, there shall be no need for any other member of the Ligand Group or the OmniAb Group, as applicable, to Assume such Liability in connection with the operation of Section 2.2(c) and, accordingly, no other member of such Group shall Assume any such Liability in connection with Section 2.2(c).

Section 2.3 Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Sections 2.2(a) and (b):

(a) Unless the Parties otherwise agree or the benefits of any Contract described in this Section 2.3 are expressly conveyed to the applicable Party pursuant to an Ancillary Agreement, and other than as provided by Article VIII, any Contract that is listed on Schedule 2.3(a) (a “Shared Contract”) shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, at or after the Distribution Time, so that each Party or the members of their respective Groups as of the Distribution Time shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses; provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled, subject to Section 2.2(d)), and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, cannot be amended or has not for any other reason been assigned or amended, or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, (A) at the reasonable request of the Party (or the member of such Party’s Group) to which the benefit of such Shared Contract inures in part, the Party for which such Shared Contract is, as applicable, a Ligand Retained Asset or OmniAb Asset shall, and shall cause each of its respective Subsidiaries to, for a period ending not later than six (6) months after the Distribution Date (unless the term of a Shared Contract (excluding any extensions thereof) ends at a later date, in which case for a period ending on such date), take such other reasonable and permissible actions to cause such member of the OmniAb Group or the Ligand Group, as the case may be, to receive the benefit of that portion of each Shared Contract that relates to the OmniAb Business or the Ligand Retained Business, as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.3 and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.3; provided that the Party for which such Shared Contract is a Ligand Retained Asset or an OmniAb Asset, as applicable, shall be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such Shared Contract, as the case may be, and (B) the Party to which the benefit of such Shared Contract inures in part shall use commercially reasonable efforts to enter into a separate contract pursuant to which it procures such rights and obligations as are necessary such that it no longer needs to avail itself of the arrangements provided pursuant to this Section 2.3(a); provided that, the Party for which such Shared Contract is, as applicable, a Ligand Retained Asset or OmniAb Asset, any such Party’s applicable Subsidiaries shall not be liable for any actions or omissions taken in accordance with clause (y) of this Section 2.3(a).

(b) Unless the Parties otherwise agree, each of Ligand and OmniAb shall, and shall cause the members of its Group to, (A) treat for all Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, as applicable, such Party as of the Distribution Time and (B) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law or good faith resolution of a Tax Contest).

Section 2.4 Intercompany Accounts, Loans and Agreements.

(a) Except as set forth in Section 5.1(b), all intercompany receivables and payables (other than (x) intercompany loans (which shall be governed by Section 2.4(c)), and (y) payables created or required by this Agreement, any Ancillary Agreement or any Continuing Arrangements) and intercompany balances, including in respect of any cash balances, any cash balances representing deposited checks or drafts or any cash held in any centralized cash management system between any member of the Ligand Group, on the one hand, and any member of the OmniAb Group, on the other hand, which exist and are reflected in the accounting records of the relevant Parties immediately prior to the Distribution Time, shall be paid, performed or otherwise settled on or prior to the Distribution Time, and all arrangements, understandings and agreements relating thereto are hereby terminated.

(b) As between the Parties (and the members of their respective Group) all payments and reimbursements received after the Distribution Time by one Party (or member of its Group) that relate to a Business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay or shall cause the applicable member of its Group to pay over to the Party entitled thereto the amount of such payment or reimbursement without right of set-off.

(c) Each of Ligand or any member of the Ligand Group, on the one hand, and OmniAb or any member of the OmniAb Group, on the other hand, will settle with the other Party, as the case may be, all intercompany loans, including any promissory notes, owned or owed by the other Party on or prior to the Distribution Time, it being understood and agreed by the Parties that all guarantees and Credit Support Instruments shall be governed by Section 2.10.

Section 2.5 Limitation of Liability; Intercompany Contracts. No Party nor any Subsidiary thereof shall be liable to the other Party or any Subsidiary of the other Party based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding between or among it and the other Party existing at or prior to the Distribution Time (other than pursuant to this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Third Party Agreements, or pursuant to any other Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby) and each Party hereby terminates any and all Contracts, arrangements, courses of dealing or understandings between or among it and the other Party effective as of the Distribution Time (other than as set forth in this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Third Party Agreements, or pursuant to any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby), provided, however, that with respect to any Contract, arrangement, course of dealing or understanding between or among the Parties or any Subsidiaries thereof discovered after the Distribution Time, the Parties agree that such Contract, arrangement, course of dealing or understanding shall nonetheless be deemed terminated as of the Distribution Time with the only liability of the Parties in respect thereof to be the obligations incurred between the Parties pursuant to such Contract, arrangement, course of dealing or understanding between the Distribution Time and the time of discovery or later termination of any such Contract, arrangement, course of dealing or understanding.

Section 2.6 Transfers Not Effected at or Prior to the Distribution Time; Transfers Deemed Effective as of the Distribution Time.

(a) To the extent that any Transfers or Assumptions contemplated by this Article II shall not have been consummated at or prior to the Distribution Time, the Parties shall use commercially reasonable efforts (taking into account any applicable restrictions or considerations, in each case relating to the contemplated Tax treatment of the transactions contemplated hereby) to effect such Transfers or Assumptions as promptly following the Distribution Time as shall be practicable. Nothing herein shall be deemed to require or constitute the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use commercially reasonable efforts to seek to obtain, in accordance with applicable Law, any necessary Consents or Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities contemplated to be Transferred and

Assumed pursuant to this Article II to the fullest extent permitted by applicable Law. In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated, from and after the Distribution Time, (i) the Party (or relevant member in its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. To the extent the foregoing applies to any Contracts (other than Shared Contracts, which shall be governed solely by Section 2.3) to be assigned for which any necessary Consents or Governmental Approvals are not received prior to the Distribution Time, the treatment of such Contracts shall, for the avoidance of doubt, be subject to Section 2.8 and Section 2.9, to the extent applicable. In addition, the Party retaining such Asset or Liability (or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by applicable Law, such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party Assuming such Liability in order to place such Party, insofar as reasonably possible and to the extent permitted by applicable Law, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Distribution Time to the relevant member or members of the Ligand Group or the OmniAb Group entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, the Parties agree that, as of the Distribution Time, subject to Section 2.2(c) and Section 2.9(b), each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement.

(b) If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.6(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected without further consideration in accordance with and subject to the terms of this Agreement (including Section 2.2) and/or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any undue cost on any Party, be deemed to have become effective as of the Distribution Time.

(c) The Party (or relevant member of its Group) retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.6(a) or otherwise shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such retained Asset or Liability, as the case may be.

(d) After the Distribution Time, each Party (or any member of its Group) may receive mail, packages, electronic mail or other electronic communications and any other written communications properly belonging to another Party (or any member of its Group). Accordingly, at all times after the Distribution Time, each Party is hereby authorized to receive and, if reasonably necessary to identify the proper recipient in accordance with this Section 2.6(d), open all mail, packages, electronic mail or other electronic communication and any other written communications received by such Party that belongs to such other Party, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages, electronic mail or other electronic communication or any other written communications (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party as provided for in Section 9.6; it being understood that if a Party receives a telephone call that relates to the business of the other Party, then the receiving Party shall inform the person making such telephone call to contact the other Party. The provisions of this Section 2.6(d) are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.

(e) With respect to Assets and Liabilities described in Section 2.6(a), each of Ligand and OmniAb shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party entitled to such Assets not later than the Distribution Time and (B) the deferred Liabilities as liabilities having been Assumed and owned by the Person intended to be subject to such Liabilities not later than the Distribution Time and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law or good faith resolution of a Tax Contest).

Section 2.7 Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or after the date hereof by the appropriate entities to the extent not executed prior to the date hereof, any Conveyancing and Assumption Instruments necessary to evidence the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets and the valid and effective Assumption by the applicable Party of its Assumed Liabilities for Transfers and Assumptions to be effected pursuant to Delaware Law or the Laws of one of the other states of the United States or, if not appropriate for a given Transfer or Assumption, and for Transfers or Assumptions to be effected pursuant to non-U.S. Laws, in such form as the Parties shall reasonably agree, including the Transfer of real property by mutually acceptable conveyance deeds as may be appropriate and in form and substance as may be required by the jurisdiction in which the real property is located; provided, that the allocation of Assets and Liabilities provided for in any Conveyancing and Assumption Instruments shall be consistent with the terms of this

Agreement, unless otherwise approved in writing by the Parties and APAC . The Transfer of capital stock shall, to the extent necessary to evidence a valid Transfer, be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to stock and, only to the extent required by applicable Law, by notation on public registries.

Section 2.8 Further Assurances; Ancillary Agreements.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement, including Section 2.6, each of the Parties shall cooperate with each other and use (and shall cause its respective Subsidiaries and Affiliates to use) commercially reasonable efforts, at and after the Distribution Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, at and after the Distribution Time, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party (except as provided in Sections 2.2(b)(ii) and 2.6(c)) from and after the Distribution Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer or title, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of any other Party (except as provided in Sections 2.2(b)(ii) and 2.6(c)), take such other actions as may be reasonably necessary to vest in such other Party such title and such rights as possessed by the transferring Party to the Assets allocated to such other Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest.

(c) Without limiting the foregoing, in the event that any Party (or member of such Party’s Group) receives or retains any Assets (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability that is otherwise allocated to any Person that is a member of the other Group pursuant to this Agreement or the Ancillary Agreements, such Party agrees to promptly Transfer, or cause to be Transferred such Asset or Liability to the other Party so entitled thereto (or member of such other Party’s Group as designated by such other Party) at such other Party’s expense. Prior to any such Transfer, such Asset or Liability, as the case may be, shall be held in accordance with the provisions of Section 2.6.

(d) At or prior to the Distribution Time, each of Ligand and OmniAb shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements and any other Contracts reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

(e) On or prior to the Distribution Time, Ligand and OmniAb in their respective capacities as direct or indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by any Subsidiary of Ligand or Subsidiary of OmniAb, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 2.9 Novation of Liabilities; Indemnification.

(a) Each Party, at the request of any member of the other Party’s Group (such other Party, the “Other Party”), shall use commercially reasonable efforts (taking into account any applicable restrictions or considerations, in each case relating to the contemplated Tax treatment of the transactions contemplated hereby) to obtain, or to cause to be obtained, any Consent, Governmental Approval, substitution or amendment required to novate or assign to the fullest extent permitted by applicable Law all obligations under Contracts (other than Shared Contracts, which shall be governed by Section 2.3) and Liabilities (other than with regard to guarantees or Credit Support Instruments, which shall be governed by Section 2.10), but solely to the extent that the Parties are jointly or each severally liable with regard to any such Contracts or Liabilities and such Contracts or Liabilities have been, in whole, but not in part, allocated to the first Party, or, if permitted by applicable Law, to obtain in writing the unconditional release of the applicable Other Party so that, in any such case, the members of the applicable Group shall be solely responsible for such Contracts or Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any third party from whom any such Consent, Governmental Approval, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party). In addition, with respect to any Action where any Party hereto is a defendant, when and if requested by such Party, the Other Party at its own cost will use commercially reasonable efforts to remove the requesting Party as a defendant to the extent that such Action relates solely to Assets or Liabilities that the Other Party (or any member of such requesting Party’s Group) has been allocated pursuant to this Article II, and the Other Party will cooperate and assist in any required communication with any plaintiff or other related third party.

(b) If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, Governmental Approval, release, substitution or amendment referenced in Section 2.9(a), the Other Party or a member of such Other Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who Assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Distribution Time. For the avoidance of doubt, in furtherance of the foregoing, the Liable Party or a member of such Liable Party’s Group, as agent or subcontractor of the Other Party or a member of such Other Party’s

Group, to the extent reasonably necessary to pay, perform and discharge fully any Liabilities, or retain the benefits (including pursuant to Section 2.6) associated with such Contract or license, is hereby granted the right to, among other things, (i) prepare, execute and submit invoices under such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group), (ii) send correspondence relating to matters under such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group), (iii) file Actions in the name of the Other Party (or the applicable member of such Other Party’s Group) in connection with such Contract or license and (iv) otherwise exercise all rights in respect of such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group); provided that (y) such actions shall be taken in the name of the Other Party (or the applicable member of such Other Party’s Group) only to the extent reasonably necessary or advisable in connection with the foregoing and (z) to the extent that there shall be a conflict between the provisions of this Section 2.9(b) and the provisions of any more specific arrangement between a member of such Liable Party’s Group and a member of such Other Party’s Group, such more specific arrangement shall control. The Liable Party shall indemnify each Other Party and hold each of them harmless against any Liabilities (other than Liabilities of such Other Party) arising in connection therewith; provided, that the Liable Party shall have no obligation to indemnify the Other Party with respect to any matter to the extent that such Liabilities arise from such Other Party’s willful breach, knowing violation of Law, fraud, misrepresentation or gross negligence in connection therewith, in which case such Other Party shall be responsible for such Liabilities; it being understood that any exercise of rights under this Agreement by such Other Party shall not be deemed to be willful breach, knowing violation of Law, fraud, misrepresentation or gross negligence. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or, at the direction of the Liable Party, to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, Governmental Approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall, to the fullest extent permitted by applicable Law, promptly Transfer or cause the Transfer of all rights, obligations and other Liabilities thereunder of such Other Party or any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall Assume such rights and Liabilities to the fullest extent permitted by applicable Law. Each of the applicable Parties shall, and shall cause their respective Subsidiaries to, take all actions and do all things reasonably necessary on its part, or such Subsidiaries’ part, under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Section 2.9.

Section 2.10 Guarantees; Credit Support Instruments.

(a) Except as otherwise specified in any Ancillary Agreement, at or prior to the Distribution Time or as soon as practicable thereafter, (i) Ligand shall (with the reasonable cooperation of the applicable member of the OmniAb Group) use its commercially reasonable efforts to have each member of the OmniAb Group removed as guarantor of or obligor for any Ligand Retained Liability to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.10(a)(i), to the extent that they relate to Ligand Retained Liabilities and (ii) OmniAb shall (with the reasonable cooperation of the applicable member of the Ligand Group) use commercially reasonable efforts to have each member of the Ligand Group removed as guarantor of or obligor for any OmniAb Liability, to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.10(a)(ii), to the extent that they relate to OmniAb Liabilities.

(b) At or prior to the Distribution Time, to the extent required to obtain a release from a guaranty:

(i) of any member of the Ligand Group, OmniAb shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which OmniAb would be reasonably unable to comply or (B) which would be reasonably expected to be breached; and

(ii) of any member of the OmniAb Group, Ligand shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Ligand would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c) If Ligand or OmniAb is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.10, (i) Ligand, to the extent a member of the Ligand Group has assumed the underlying Liability with respect to such guaranty or OmniAb, to the extent a member of the OmniAb Group has assumed the underlying Liability with respect to such guaranty, as the case may be, shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article V) and shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, (ii) OmniAb shall reimburse the applicable member of the Ligand Group for all out-of-pocket expenses incurred by it arising out of or related to any such guaranty; and (iii) each of Ligand and OmniAb, on behalf of themselves and the members of their respective Groups, agree not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, guaranty, lease, contract or other obligation for which another Party or member of such Party’s Group is or may be liable without the prior written consent of such other Party, unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party.

(d) Ligand and OmniAb shall cooperate and OmniAb shall use commercially reasonable efforts to replace all Credit Support Instruments issued by Ligand or other members of the Ligand Group on behalf of or in favor of any member of the OmniAb Group or the OmniAb Business (the “Ligand CSIs”) as promptly as practicable with Credit Support Instruments from OmniAb or a member of the OmniAb Group as of the Distribution Time. With respect to any Ligand CSIs that remain outstanding after the Distribution Time, (i) OmniAb shall, and shall cause the members of the OmniAb Group to, jointly and severally indemnify and hold harmless the Ligand Indemnitees for any Liabilities arising from or relating to such Credit Support Instruments, including, without limitation, any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such Ligand CSIs in accordance with the terms thereof, (ii) OmniAb shall reimburse the applicable member of the Ligand Group for all out of pocket expenses incurred by it arising out of or related to any such Credit Support Instrument, and (iii) without the prior written consent of Ligand, OmniAb shall not, and shall not permit any member of the OmniAb Group to, enter into, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, Contract or other obligation in connection with which Ligand or any member of the Ligand Group has issued any Credit Support Instruments which remain outstanding. Neither Ligand nor any member of the Ligand Group will have any obligation to renew any Credit Support Instruments issued on behalf of or in favor of any member of the OmniAb Group or the OmniAb Business after the expiration of any such Credit Support Instrument.

Section 2.11 Disclaimer of Representations and Warranties.

(a) EACH OF LIGAND (ON BEHALF OF ITSELF AND EACH MEMBER OF THE LIGAND GROUP), OMNIAB (ON BEHALF OF ITSELF AND EACH MEMBER OF THE OMNIAB GROUP) AND APAC UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY CONTINUING ARRANGEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, AS TO NONINFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR BUSINESS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. FOR THE AVOIDANCE OF DOUBT, THIS SECTION 2.11 SHALL HAVE NO EFFECT ON ANY REPRESENTATION OR WARRANTY MADE HEREIN, IN THE MERGER AGREEMENT OR IN ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE MERGER AGREEMENT OR ANY ANCILLARY AGREEMENT. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR THEREIN, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A

QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

(b) Each of Ligand (on behalf of itself and each member of the Ligand Group), OmniAb (on behalf of itself and each member of the OmniAb Group) and APAC further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.11(a) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both Ligand or any member of the Ligand Group, on the one hand, and OmniAb or any member of the OmniAb Group, on the other hand, are jointly or severally liable for any Ligand Retained Liability or any OmniAb Liability, respectively, then, the Parties and APAC intend that, notwithstanding any provision to the contrary under the Laws of such foreign jurisdictions, the provisions of this Agreement, the Merger Agreement and the Ancillary Agreements (including the disclaimer of all representations and warranties (except as otherwise provided in any such agreements), allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and APAC and their respective Subsidiaries.

(c) OmniAb hereby waives compliance by Ligand and each and every member of the Ligand Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the OmniAb Assets to OmniAb or any member of the OmniAb Group.

Section 2.12 Cash Management; Consideration.

(a) Except as provided in this Section 2.12, all cash and Cash Equivalents held by any member of the OmniAb Group as of the Distribution Time shall be an OmniAb Asset and all cash and Cash Equivalents held by any member of the Ligand Group as of the Distribution Time shall be a Ligand Retained Asset. To the extent that following the Distribution Time any Cash Equivalents are required to be transferred from any member of the Ligand Group to any member of the OmniAb Group or from any member of the OmniAb Group to any member of the Ligand Group to make effective the Internal Reorganization or the Contribution pursuant to this Agreement and the Ancillary Agreements (including if required by Law or regulation to effect the foregoing), the Party receiving such Cash Equivalents shall promptly transfer an amount in cash equal to such transferred Cash Equivalents back to the transferring Party so as not to override the allocations of Assets, Liabilities and expenses related to the Internal Reorganization and the Contribution contemplated by this Agreement and the Ancillary Agreements.

(b) In exchange for the Contribution, OmniAb agrees, on or prior to the Distribution Date, to issue to Ligand a number of newly issued, fully paid and nonassessable shares of OmniAb Stock as is necessary to effect the Distribution and such that immediately following the Distribution Ligand will hold none of the outstanding shares of OmniAb Stock.

(c) Notwithstanding anything to the contrary in this Agreement, the Merger Agreement or any Ancillary Document, and except as otherwise provided in Section 9.5 (relating to Reimbursable Transaction-related Expenses) or the Tax Matters Agreement (relating to Taxes), (i) Ligand shall have all rights to and shall retain all payments received or accrued by it, any member of the Ligand Group or any member of the OmniAb Group at any time up to and until the Distribution Time relating to current accounts receivable of any member of the OmniAb Group (such current accounts receivable being included in Ligand Retained Assets), and (ii) Ligand shall pay all costs and expenses relating to current accounts payable and current accrued liabilities of any member of the OmniAb Group that are outstanding or accrued at any time up to and until the Distribution Time (such current accounts payable and current accrued liabilities being included in Ligand Retained Liabilities). For illustrative purposes only, an example showing such current accounts receivable, accounts payable and accrued liabilities being retained by Ligand is attached to this Agreement as Exhibit B. Notwithstanding the foregoing and anything to the contrary in this Agreement, the Merger Agreement or any Ancillary Document, the cash portion of the Contribution to be made by Ligand in connection with the Separation shall be (i) increased by any amounts received by any member of the Ligand Group or the OmniAb Group that is actually retained by any member of the Ligand Group in respect of a Commercial Milestone Event (as defined in that certain Platform License Agreement, by and between Open Monoclonal Technologies Inc. and CNA Development LLC, dated as of October 4, 2013) (the “Specific Milestone Payments”) (such amounts being included in OmniAb Assets) and (ii) decreased by those certain costs and expenses relating solely to the OmniAb Business paid by Ligand through and including the Distribution Date that are set forth on Schedule 2.12(c) (the “Other Reimbursable Expenses”) (such costs and expenses being included in OmniAb Liabilities).

ARTICLE III

COMPLETION OF THE DISTRIBUTION

Section 3.1 Actions Prior to the Distribution. Prior to the Distribution Time, subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a) Notice to Nasdaq. Ligand shall give Nasdaq not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b) Securities Law Matters. OmniAb shall file with the Commission any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the Commission or federal, state or other applicable securities Laws. Ligand and OmniAb shall take all such action as may be necessary or advisable under the securities or “blue sky” Laws of the United States (and any comparable Laws under any non-U.S. jurisdiction) in connection with the transactions contemplated by this Agreement, the Merger Agreement and the Ancillary Agreements.

(c) Authorized Number of Shares. Prior to the Distribution, the Parties shall take all necessary action required to file an amendment to the Certificate of Incorporation of OmniAb with the Secretary of State of the State of Delaware to increase the number of authorized shares of OmniAb Stock so that OmniAb Stock then authorized shall be equal to the number of shares of OmniAb Stock necessary to effect the Distribution.

(d) Availability of Information. Ligand shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the Ligand Board has approved the Distribution, cause the Information Statement to be mailed to the Record Holders or, in connection with the delivery of a notice of Internet availability of the Information Statement to such holders, posted on the Internet.

(e) The Distribution Agent. Ligand shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

(f) Officers and Directors. At or prior to the Distribution Time, the Parties shall take all necessary action so that, as of the Distribution Time, the executive officers and directors of OmniAb will be as set forth in the Information Statement.

(g) Satisfying Conditions to the Distribution. Each of Ligand, OmniAb and APAC shall cooperate to cause the conditions to the Distribution set forth in Section 3.3 to be satisfied and to effect the Distribution at the Distribution Time.

(h) Resignations and Removals. On or prior to the Distribution Date or as soon thereafter as practicable, (i) Ligand shall cause all its employees and any employees of its Subsidiaries (excluding any employees of any member of the OmniAb Group) to resign or be removed, effective as of the Distribution Time, from all positions as officers or directors of any member of the OmniAb Group in which they serve, and (ii) OmniAb shall cause all its employees and any employees of its Subsidiaries to resign, effective as of the Distribution Time, from all positions as officers or directors of any members of the Ligand Group in which they serve. Notwithstanding the foregoing, no Person shall be required by any Party to resign from any position or office with another Party if such Person is disclosed in the Form 10 as a Person who is to hold such position or office following the Distribution.

(i) Contribution. On or prior to the Distribution Date, the Contribution shall have been made.

Section 3.2 Effecting the Distribution.

(a) Delivery of OmniAb Stock. Upon consummation of the Distribution, Ligand shall deliver to the Agent, a book-entry authorization representing the OmniAb Stock being distributed in the Distribution for the account of the Record Holders and shall take all such other actions (including delivering any other instruments of transfer required by applicable law) as may be necessary to effect the Distribution. The Agent shall hold such book-entry shares for the account of the Record Holders pending the Merger, as provided in Section 3.2 of the Merger Agreement. Immediately after the Distribution Time and prior to the Effective Time, the shares of OmniAb Stock shall not be transferable and the transfer agent for the OmniAb Stock shall not transfer any shares of OmniAb Stock; provided, for the avoidance of doubt, that the exchange of such shares of OmniAb Stock for shares of Domesticated Parent Common Stock pursuant to the Merger shall not be deemed a transfer subject to the foregoing restrictions. The Distribution shall be deemed to be effective at the Distribution Time upon written authorization from Ligand to the Agent to proceed with the Distribution.

Section 3.3 Conditions to the Distribution. The consummation of the Distribution shall be subject to the satisfaction or waiver by Ligand in its sole and absolute discretion, of the following conditions (other than the condition set forth in Section 3.3(a), which prior to the termination of the Merger Agreement may not be waived without APAC’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed):

(a) Completion of the Separation. The Separation shall have been completed substantially in accordance with the Reorganization Plan, other than any Transfers and Assumptions or other actions that may occur after the Distribution Time in accordance with the terms of this Agreement.

(b) Execution of Ancillary Agreements. Each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto.

(c) Conditions to Ligand Obligations in Merger Agreement. Each of the conditions in Section 8.1 (other than Section 8.1(b)) and Section 8.2 of the Merger Agreement to Ligand’s obligations to consummate the Merger shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied contemporaneously with the Distribution and/or the Merger; provided, that such conditions are capable of being satisfied at such time).

(d) Confirmation of Satisfaction of APAC Conditions in Merger Agreement. APAC shall have irrevocably confirmed to Ligand that each condition in Section 8.1 (other than Section 8.1(b)) and Section 8.3 of the Merger Agreement to APAC’s obligations to consummate the Merger (i) has been satisfied, (ii) will be satisfied at the time of the Distribution, or (iii) subject to applicable Law, is or has been waived by APAC.

ARTICLE IV

CERTAIN COVENANTS

Section 4.1 Cooperation. From and after the Distribution Time, and subject to the terms of and limitations contained in this Agreement and the Ancillary Agreements, each Party shall, and shall cause each of its respective Affiliates and employees to, (i) provide reasonable cooperation and assistance to the other Party (and any member of its respective Group) in connection with the completion of the transactions contemplated herein and in each Ancillary Agreement, (ii) reasonably assist the other Party in the orderly and efficient transition in becoming a separate company to the extent set forth in the Transition Services Agreements or as otherwise set forth herein (including, but not limited to, complying with Articles V, VI and VIII) and (iii) reasonably assist the other Party to the extent such Party is providing or has provided services, as applicable, pursuant to the Transition Services Agreements in connection with requests for information from, audits or other examinations of, such other Party by a Governmental Entity; in each case, except as otherwise set forth in this Agreement or may otherwise be agreed to by the Parties in writing, at no additional cost to the Party requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party, if applicable.

Section 4.2 Retained Names.

(a) No later than ninety (90) days following the Distribution Date, OmniAb shall, and shall cause the members of the OmniAb Group, to change their respective names and cause their certificates of incorporation and bylaws (or equivalent organizational documents), as applicable, to be amended to remove the Ligand Retained Names.

(b) Subject to Section 4.2(c), following the Distribution Date, unless otherwise directed by Ligand in writing, OmniAb shall, and shall cause the members of the OmniAb Group to, as soon as reasonably practicable, but in no event later than six (6) months following the Distribution Date, cease to make any use of any Ligand Retained Names. In furtherance thereof, as soon as reasonably practicable but in no event later than six (6) months following the Distribution Date, OmniAb shall, and shall cause the members of the OmniAb Group, to remove, strike over, or otherwise obliterate all Ligand Retained Names from all assets and other materials owned by or in the possession of any member of the OmniAb Group, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, Software and other materials and systems.

(c) Notwithstanding anything to the contrary in this Section 4.2, no member of the OmniAb Group shall (i) be obligated to cease using or displaying any of the Ligand Retained Names on any (A) non-public-facing, non-customer facing and non-vendor facing documents or materials or (B) executed copies of any Contract, in each case of (A) and (B), in existence, used or disseminated as of the Distribution Date which bear any of the Ligand Retained Names, or (ii) be in breach of this Section 4.2 if, after the Distribution Date, it (x) uses any of the Ligand Retained Names in a nominative manner in textual sentences referencing the historical relationship between Ligand and the Ligand Group, on the one hand, and the OmniAb Group, on the other hand, which references are factually accurate and reasonably necessary to describe such historical relationship, (y) retains any copies of any books, records or other materials that, as of the Distribution Date, contain or display any of the Ligand Retained Names and such copies are used solely for internal or archival purposes (and not public display) or (z) uses any of the Ligand Retained Names to comply with applicable Laws or stock exchange regulations or for litigation, regulatory or corporate filings and documents filed by a member of the OmniAb Group or any of its Affiliates with any Governmental Entity.

(d) Ligand hereby grants to the OmniAb Group a non-exclusive, royalty-free, non-transferable, license to use and display the Ligand Retained Names for the periods set forth in this Section 4.2 as permitted by this Section 4.2 in connection with the transactions contemplated herein.

(e) Any and all use of the Ligand Retained Names by the OmniAb Group and the goodwill afforded thereby shall inure to the sole benefit of Ligand. Any use by the members of the OmniAb Group of any of the Ligand Retained Names as permitted in this Section 4.2 is subject to their use of the Ligand Retained Names in a form and manner, and with standards of quality, of that in effect for the Ligand Retained Names as of the Distribution Date. OmniAb and the other members of the OmniAb Group shall not use the Ligand Retained Names in a manner that reflects negatively on the Ligand Retained Names or on Ligand or any member of the Ligand Group. Upon expiration or termination of the rights granted to the OmniAb Group pursuant to this Section 4.2, OmniAb hereby assigns, and shall cause the other members of the OmniAb Group to assign, to Ligand their respective rights (if any) to any Trademarks forming a part of the Ligand Retained Names. Ligand shall have the right to terminate the foregoing license, effective immediately, if any member of the OmniAb Group fails to comply with the foregoing terms and conditions in this Section 4.2 in any material respect or otherwise fails to comply with any reasonable written direction of Ligand in relation to any member of the OmniAb Group’s use of the Ligand Retained Names, and, in each case, such member of the OmniAb Group has not cured such failure within thirty (30) days after such member of the OmniAb Group’s receipt of written notice from Ligand of such failure. OmniAb shall indemnify, defend and hold harmless Ligand and the members of the Ligand Group from and against any and all Indemnifiable Losses arising from or relating to the use by any member of the OmniAb Group of the Ligand Retained Names pursuant to this Section 4.2.

(f) Each of the Parties acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 4.2 would be inadequate and agrees and consents that without intending to limit any additional remedies that may be available, Ligand and the members of the Ligand Group shall be entitled to a temporary or permanent injunction, without proof of actual damage or inadequacy of legal remedy, and without posting any bond or other undertaking, in any Action which may be brought to enforce any of the provisions of this Section 4.2.

Section 4.3 Ligand Limited License Grant. Solely to the extent that any Patents or Know-How owned by any member of the Ligand Group are used, practiced or otherwise exploited in the OmniAb Business immediately prior to the Distribution Time, Ligand hereby grants, on behalf of itself and each member of the Ligand Group, to each member of the OmniAb Group, a royalty-free, fully paid-up, perpetual, irrevocable, non-sublicensable (except to subcontractors), non-transferable (except in connection with the transfer of all or substantially all of (i) the assets of the OmniAb Business or (ii) the capital stock of OmniAb), worldwide, non-exclusive license in, to and under such Patents or Know-How to use, practice and otherwise exploit such Patents and Know-How solely in or for the conduct of the OmniAb Business as conducted on or prior to the Distribution Time (and natural evolutions thereof).

Section 4.4 No Restriction on Competition. It is the explicit intent of each of the Parties that the provisions of this Agreement shall not include any non-competition or other similar restrictive arrangements with respect to the range of business activities which may be conducted by the Parties. Accordingly, each of the Parties acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on (i) the ability of any party hereto to engage in any business or other activity which competes with the business of any other Party hereto or (ii) the ability of any party to engage in any specific line of business or engage in any business activity in any specific geographic area.

ARTICLE V

INDEMNIFICATION

Section 5.1 Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 5.1(b), (ii) as may be otherwise expressly provided in this Agreement or in any Ancillary Agreement and (iii) for any matter for which any Party is entitled to indemnification pursuant to this Article V:

(i) Ligand, for itself and each member of the Ligand Group, its Affiliates as of the Distribution Time and, to the extent permitted by Law, all Persons who at any time prior to the Distribution Time were directors, officers, agents or employees of any member of the Ligand Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge OmniAb and the other members of the OmniAb Group, its Affiliates and all Persons who at any time prior to the Distribution Time were stockholders, directors, officers, agents or employees of any member of the OmniAb Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Ligand Retained Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Distribution Time, including in connection with the Internal Reorganization, the Separation, the Distribution, the Merger and any of the other transactions contemplated hereunder and under the Merger Agreement and the Ancillary Agreements (such liabilities, the “Ligand Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Action against any member of the OmniAb Groups in respect of any Ligand Released Liabilities; provided, however, that nothing in this Section 5.1(a)(i) shall relieve any Person released in this Section 5.1(a)(i) who, after the Distribution Time, is a director, officer or employee of any member of the OmniAb Group and is no longer a director, officer or employee of any member of the Ligand Group from Liabilities arising out of, relating to or resulting from his or her service as a director, officer or employee of any member of the OmniAb Group after the Distribution Time. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit Ligand, any member of the Ligand Group, or their respective Affiliates from commencing any Actions against any OmniAb officer, director, agent or employee, or their respective heirs, executors, administrators, successors and assigns with regard to matters arising from, or relating to, (i) theft of Ligand Trade Secrets or (ii) intentional criminal acts by any such officers, directors, agents or employees.

(ii) OmniAb, for itself and each member of the OmniAb Group, its Affiliates as of the Distribution Time and, to the extent permitted by Law, all Persons who at any time prior to the Distribution Time were directors, officers, agents or employees of any member of the OmniAb Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge Ligand and the other members of the Ligand Group, its Affiliates and all Persons who at any time prior to the Distribution Time were stockholders, directors, officers, agents or employees of any member of the Ligand Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all OmniAb Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Distribution Time, including in connection with the Internal Reorganization, the Separation, the Distribution, the Merger and any of the other transactions contemplated hereunder and under the Merger Agreement and the Ancillary Agreements (such liabilities, the “OmniAb Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Action against any member of the Ligand Group in respect of any OmniAb Released Liabilities; provided, however that for purposes of this Section 5.1(a)(ii), the members of the OmniAb Group shall also release and discharge any officers or other employees of any member of the Ligand Group, to the extent any such officers or employees served as a director or officer of any members of the OmniAb Group prior to the Distribution Time, from any and all Liability, obligation or responsibility for any and all past actions or failures to take action, in each case in their capacity as a director or officer of any such member of the OmniAb Group, prior to the Distribution Time, including actions or failures to take action that may be deemed to have been negligent or grossly negligent. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit OmniAb, any member of the OmniAb Group, or their respective Affiliates from commencing any Actions against any Ligand officer, director, agent or employee, or their respective heirs, executors, administrators, successors and assigns with regard to matters arising from, or relating to, (i) theft of OmniAb Trade Secrets or (ii) intentional criminal acts by any such officers, directors, agents or employees.

(iii) APAC, for itself and each of its Affiliates as of the Distribution Time and, to the extent permitted by Law, all Persons who at any time prior to the Distribution Time were directors, officers, agents or employees of APAC or any of its Affiliates (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge Ligand and the other members of the Ligand Group, its Affiliates and all Persons who at any time prior to the Distribution Time were stockholders, directors, officers, agents or employees of any member of the Ligand Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all OmniAb Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Distribution Time, including in connection with the Internal Reorganization, the Separation, the Distribution, the Merger and any of the other transactions contemplated hereunder and under the Merger Agreement and the Ancillary Agreements (such liabilities, the “APAC Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Action against any member of the Ligand Group in respect of any APAC Released Liabilities; provided, however that for purposes of this Section 5.1(a)(iii), APAC and each of its Affiliates shall also release and discharge any officers or other employees of any member of the Ligand Group, to the extent any such officers or employees served as a director or officer of any members of the OmniAb Group prior to the Distribution Time, from any and all Liability, obligation or responsibility for any and all past actions or failures to take action, in each case in their capacity as a director or officer of any such member of the OmniAb Group, prior to the Distribution Time, including actions or failures to take action that may be deemed to have been negligent or grossly negligent. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit APAC or any of its Affiliates from commencing any Actions against any Ligand officer, director, agent or employee, or their respective heirs, executors, administrators, successors and assigns with regard to matters arising from, or relating to, (i) theft of OmniAb Trade Secrets or (ii) intentional criminal acts by any such officers, directors, agents or employees.

(b) Nothing contained in this Agreement, including Section 5.1(a) or Section 2.5, shall impair or otherwise affect any right of any Party or APAC and, as applicable, a member of such Party’s Group or any of its Affiliates, as well as their respective heirs, executors, administrators, successors and assigns, to enforce this Agreement, the Merger Agreement any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement, the Merger Agreement or in any Ancillary Agreement to continue in effect after the Distribution Time. In addition, nothing contained in Section 5.1(a) shall release any person from:

(i) any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or as contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement, including (A) with respect to Ligand, any Ligand Retained Liability and (B) with respect to OmniAb, any OmniAb Liability;

(ii) any Liability provided for in or resulting from any other Contract or arrangement that is entered into after the Distribution Time between any Party (and/or a member of such Party’s or Parties’ Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand;

(iii) any Liability with respect to any Continuing Arrangements;

(iv) any Liability that the Parties may have with respect to indemnification pursuant to this Agreement or otherwise for Actions brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article V and, if applicable, the appropriate provisions of the Ancillary Agreements;

(v) the obligations of Ligand, OmniAb, APAC or the other parties to the Merger Agreement to consummate the Merger and the other transactions expressly contemplated to occur at the Closing, subject to the terms and conditions of the Merger Agreement; and

(vi) any Liability the release of which would result in a release of any Person other than the Persons released in Section 5.1(a); provided that the Parties and APAC agree not to bring any Action or permit any other member of their respective Group or any of their Affiliates to bring any Action against a Person released in Section 5.1(a) with respect to such Liability.

In addition, nothing contained in Section 5.1(a) shall release: (i) Ligand from indemnifying any director, officer or employee of the OmniAb Group who was a director, officer or employee of Ligand or any of its Affiliates prior to the Distribution Time, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Action is an OmniAb Liability, OmniAb shall indemnify Ligand for such Liability (including Ligand’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V; and (ii) OmniAb from indemnifying any director, officer or employee of the Ligand Group who was a director, officer or employee of OmniAb or any of its Affiliates prior to the Distribution Time, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Action is a Ligand Retained Liability, Ligand shall indemnify OmniAb for such Liability (including OmniAb’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V.

(c) Each Party and APAC shall not, and shall not permit any member of its Group or any of their respective Affiliates to, make any claim for offset, or commence any Action, including any claim of contribution or any indemnification, against any other Party or APAC or any member of any other Party’s Group or their respective Affiliates, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a).

(d) If any Person associated with a Party or APAC (including any director, officer or employee of a Party or APAC) initiates any Action with respect to claims released by this Section 5.1, the Party or APAC with which such Person is associated shall be responsible for the fees and expenses of counsel of the other Party or APAC, as the case may be (and/or the members of such Party’s Group or their Affiliates, as applicable) and such other Party or APAC, as the case may be, shall be indemnified for all Liabilities incurred in connection with such Action in accordance with the provisions set forth in this Article V.

Section 5.2 Indemnification by Ligand. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Distribution Time, Ligand shall indemnify, defend and hold harmless the OmniAb Indemnitees from and against any and all Indemnifiable Losses of the OmniAb Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the Ligand Retained Liabilities, including the failure of any member of the Ligand Group or any other Person to pay, perform or otherwise discharge any Ligand Retained Liability in accordance with its respective terms, whether arising prior to, at or after the Distribution Time, (b) any Ligand Retained Asset or Ligand Retained Business, whether arising prior to, at or after the Distribution Time, or (c) any breach by Ligand of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 5.3 Indemnification by OmniAb and APAC. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Distribution Time, OmniAb shall and shall cause the other members of the OmniAb Group to indemnify, defend and hold harmless the Ligand Indemnitees from and against any and all Indemnifiable Losses of the Ligand Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the OmniAb Liabilities, including the failure of any member of the OmniAb Group or any other Person to pay, perform or otherwise discharge any OmniAb Liability in accordance with its respective terms, whether prior to, at or after the Distribution Time, (b) any OmniAb Asset or OmniAb Business, whether arising prior to, at or after the Distribution Time, or (c) any breach by OmniAb of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder. From and following the Closing, APAC shall and shall cause its Subsidiaries to indemnify, defend and hold harmless the Ligand Indemnitees from and against any and all Indemnifiable Losses of the Ligand Indemnitees pursuant to this Article V to the extent not paid by a member of the OmniAb Group.

Section 5.4 Procedures for Indemnification.

(a) Direct Claims. Other than with respect to Third Party Claims, which shall be governed by Section 5.4(b), each Ligand Indemnitee and OmniAb Indemnitee (each, an “Indemnitee”) shall notify in writing, with respect to any matter that such Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement or any Ancillary Agreement, the Party which is or may be required pursuant to this Article V or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”), within forty-five (45) days of such determination, stating in such written notice the amount of the Indemnifiable Loss claimed, if known, and, to the extent practicable, method of computation thereof, and referring to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. The Indemnifying Party will have a period of forty-five (45) days after receipt of a notice under this Section 5.4(a) within which to respond thereto. If the Indemnifying Party fails to respond within such period, the Liability specified in such notice from the Indemnitee shall be conclusively determined to be a Liability of the Indemnifying Party hereunder. If such Indemnifying Party responds within such period and rejects such claim in whole or in part, the disputed matter shall be resolved in accordance with Article VII.

(b) Third Party Claims. If a claim or demand is made against an Indemnitee by any Person who is not a member of the Ligand Group or the OmniAb Group or APAC or their respective Affiliates (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement or any Ancillary Agreement, such Indemnitee shall notify the Indemnifying Party in writing (which notice obligation may be satisfied by providing copies of all notices and documents received by the Indemnitee relating to the Third Party Claim), and in reasonable detail, of the Third Party Claim promptly (and in any event within the earlier of (x) forty-five (45) days or (y) two (2) Business Days prior to the final date of the applicable response period under such Third Party Claim) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim. For all purposes of this Section 5.4(b), each Party shall be deemed to have notice of the matters set forth on Schedule 1.1(97)(vii).

(c) Other than in the case of (i) Taxes addressed in the Tax Matters Agreement or Employee Matters Agreement, which shall be addressed as set forth therein or (ii) indemnification by a beneficiary Party of a guarantor Party pursuant to Section 2.10(c) (the defense of which shall be controlled by the beneficiary Party), the Indemnifying Party shall be entitled, if it so chooses, to assume the defense thereof, and if it does not assume the defense of such Third Party Claim, to participate in the defense of any Third Party Claim in accordance with the terms of Section 5.5 at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the Indemnitee, within thirty (30) days of the receipt of an indemnification notice from such Indemnitee; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such Third Party Claim (x) is an Action by a Governmental Entity, (y) involves an allegation of a criminal violation or (z) seeks injunctive relief against the Indemnitee. In connection with the Indemnifying Party’s defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), or in the event that any Third Party Claim seeks equitable relief which would restrict or limit the future conduct of the Indemnitee’s business or operations, such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter; provided further, that if the Indemnifying Party has assumed the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions to such defense or to its liability therefor, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party. The Indemnifying Party shall have the right to compromise or settle a Third Party Claim the defense of which it shall have assumed pursuant to this Section 5.4(c) and any such settlement or compromise made or caused to be made of a Third Party Claim in accordance with this Article V shall be binding on the Indemnitee, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, the Indemnifying Party shall not settle any such Third Party Claim without the written consent of the Indemnitee unless such settlement (A) completely and unconditionally releases the Indemnitee in connection with such matter, (B) provides relief consisting solely of money damages borne by the Indemnifying Party and (C) does not involve any admission by the Indemnitee of any wrongdoing or violation of Law.

(d) If an Indemnifying Party fails for any reason to assume responsibility for defending a Third Party Claim within the period specified in this Section 5.4, such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If an Indemnifying Party has failed to assume the defense of the Third Party Claim within the time period specified in clause (c) above, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(e) Except as otherwise set forth in Section 6.6 and Section 7.3, or to the extent set forth in any Ancillary Agreement, absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this Article V shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement or any Ancillary Agreement and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article V against any Indemnifying Party. For the avoidance of doubt, all disputes in respect of this Article V shall be resolved in accordance with Article VII.

(f) Notwithstanding the foregoing, to the extent any Ancillary Agreement provides procedures for indemnification that differ from the provisions set forth in this Section 5.4, the terms of the Ancillary Agreement will govern.

(g) The provisions of this Article V shall apply to Third Party Claims that are already pending or asserted as well as Third Party Claims brought or asserted after the date of this Agreement. There shall be no requirement under this Section 5.4 to give a notice with respect to any Third Party Claim that exists as of the Distribution Time. The Parties acknowledge that Liabilities for Actions (regardless of the parties to the Actions) may be partly Ligand Liabilities and partly OmniAb Liabilities. If the Parties cannot agree on the allocation of any such Liabilities for Actions, they shall resolve the matter pursuant to the procedures set forth in Article VII. Neither Party shall, nor shall either Party permit its Subsidiaries to, file Third Party claims or cross-claims against the other Party or its Subsidiaries in an Action in which a Third Party Claim is being resolved.

Section 5.5 Cooperation in Defense and Settlement.

(a) With respect to any Third Party Claim that implicates both the OmniAb Group (or APAC and its Subsidiaries, as applicable) and the Ligand Group in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, OmniAb (or APAC, as applicable) and Ligand agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that, to the extent reasonably practicable, will preserve for all Parties any Privilege with respect thereto). The Party that is not responsible for managing the defense of any such Third Party Claim shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims. Notwithstanding the foregoing, nothing in this Section 5.5(a) shall derogate from any Party’s rights to control the defense of any Action in accordance with Section 5.4.

(b) Notwithstanding anything to the contrary in this Agreement, with respect to any Action (i) by a Governmental Entity against OmniAb relating to matters involving anti-bribery, anti-corruption, anti-money laundering, export control and similar laws, where the facts and circumstances giving rise to the Action occurred prior to the Distribution Time and (ii) where the resolution of such Action by order, judgment, settlement or otherwise, would reasonably be expected to include any condition, limitation or other stipulation that adversely impacts the conduct of the Ligand Retained Businesses, Ligand shall have, at Ligand’s expense, the reasonable opportunity to consult, advise and comment on preparation regarding any such Action, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by OmniAb to any third party involved in such Action (including any Governmental Entity), to the extent that Ligand’s participation does not affect the defense of any such Action or any privilege in an adverse manner; provided that to the extent that any such action requires the submission by OmniAb of any content relating to any current or former officer or director of Ligand, such content will only be submitted in a form approved by Ligand in its reasonable discretion.

(c) Notwithstanding anything to the contrary in this Agreement, with respect to any notices or reports to be submitted to, or reporting, disclosure, filing or other requirements to be made with, any Governmental Entity by OmniAb or its Subsidiaries (“Governmental Filing”) where the Governmental Filing requires disclosure of facts, information or data that relate, in whole or in part, to periods prior to the Distribution Time, Ligand shall have the reasonable opportunity to consult, advise and comment on the preparation and content of any such Governmental Filing in advance of its submission to a Governmental Entity, and OmniAb shall in good faith consider and take into account any comments so provided by Ligand with respect to such Governmental Filing.

(d) Each of Ligand and OmniAb agrees that at all times from and after the Distribution Time, if an Action is commenced by a third party naming two (2) or more Parties (or any member of such Parties’ respective Groups) as defendants and with respect to which one or more named Parties (or any member of such Party’s respective Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party or Parties shall use commercially reasonable efforts at its own expense to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

Section 5.6 Indemnification Payments. Indemnification required by this Article V shall be made by periodic payments of the amount of Indemnifiable Losses in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss incurred.

Section 5.7 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any recovery by any Indemnitee for any Indemnifiable Loss subject to indemnification pursuant to this Article V shall be calculated (i) net of Insurance Proceeds actually received by such Indemnitee with respect to any Indemnifiable Loss (which such proceeds shall be reduced by the present value, based on that Party’s then cost of short-term borrowing, of future premium increases known at such time) and (ii) net of any proceeds actually received by the Indemnitee from any unaffiliated third party with respect to any such Liability corresponding to the Indemnifiable Loss (“Third Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article V to any Indemnitee pursuant to this Article V shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee corresponding to the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party corresponding to any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) Any Indemnity Payment shall be increased as necessary so that after making all payments corresponding to Taxes imposed on or attributable to such Indemnity Payment, the Indemnitee receives an amount equal to the sum it would have received had no such Taxes been imposed.

(c) The Parties hereby agree that an insurer or other third party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other third party shall be entitled to a “windfall” (e.g., a benefit they would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that they would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement. Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, or cooperate with each other in collecting or recovering, any Insurance

Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article V. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Actions to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

Section 5.8 Contribution. If the indemnification provided for in this Article V is unavailable for any reason to an Indemnitee (other than failure to provide notice with respect to any Third Party Claims in accordance with Section 5.4(b)) in respect of any Indemnifiable Loss, then the Indemnifying Party shall, in accordance with this Section 5.8, contribute to the Indemnifiable Losses incurred, paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of OmniAb and each other member of the OmniAb Group, on the one hand, and Ligand and each other member of the Ligand Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss. With respect to any Indemnifiable Losses arising out of or related to information contained in the Spin-off Disclosure Documents or other securities law filing, the relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact relates to information regarding the OmniAb Business supplied by a member of the OmniAb Group, on the one hand, or regarding the Ligand Retained Business supplied by a member of the Ligand Group, on the other hand.

Section 5.9 Additional Matters; Survival of Indemnities.

(a) The indemnity agreements contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification hereunder. The indemnity agreements contained in this Article V shall survive the Distribution.

(b) The rights and obligations of any member of the Ligand Group, any member of the OmniAb Group or APAC, in each case, under this Article V shall survive (i) the sale or other Transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any Liabilities and (ii) any merger, consolidation, business combination, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its Subsidiaries.

ARTICLE VI

PRESERVATION OF RECORDS; ACCESS TO INFORMATION;

CONFIDENTIALITY; PRIVILEGE

Section 6.1 Preservation of Corporate Records. Except as otherwise required or agreed in writing, or as otherwise provided in any Ancillary Agreement, with regard to any Information referenced in Section 6.2, each Party shall use its commercially reasonable efforts, at such Party’s sole cost and expense, to retain, until the latest of, as applicable, (i) the date on which such Information is no longer required to be retained pursuant to the applicable record retention policy of Ligand or such other member of the Ligand Group, respectively, as in effect immediately prior to the Distribution Time, including, without limitation, pursuant to any “Litigation Hold” issued by Ligand or any of its Subsidiaries prior to the Distribution Time, (ii) the concluding date of any period as may be required by any applicable Law, (iii) the concluding date of any period during which such Information relates to a pending or threatened Action which is known to the members of the Ligand Group or the OmniAb Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire, and (iv) the concluding date of any period during which the destruction of such Information could interfere with a pending or threatened investigation by a Governmental Entity which is known to the members of the Ligand Group or the OmniAb Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire; provided that with respect to any pending or threatened Action arising after the Distribution Time, clause (iii) of this sentence applies only to the extent that whichever member of the Ligand Group or the OmniAb Group, as applicable, is in possession of such Information has been notified in writing pursuant to a “Litigation Hold” by the other Party of the relevant pending or threatened Action. The Parties agree that upon written request from the other that certain Information relating to the OmniAb Business, the Ligand Retained Businesses or the transactions contemplated hereby be retained in connection with an Action, the Parties shall use reasonable efforts to preserve and not to destroy or dispose of such Information without the consent of the requesting Party.

Section 6.2 Access to Information. Other than in circumstances in which indemnification is sought pursuant to Article V (in which event the provisions of such Article V shall govern) or for matters related to provision of Tax records (in which event the provisions of the Tax Matters Agreement and Employee Matters Agreement shall govern) and subject to appropriate restrictions for Privileged Information or Confidential Information:

(a) After the Distribution Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, OmniAb for specific and identified Information:

(i) that (x) relates to OmniAb or the OmniAb Business, as the case may be, prior to the Distribution Time or (y) is necessary for OmniAb to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which Ligand and/or OmniAb are parties, Ligand shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if OmniAb has a reasonable need for such originals) in the possession or control of Ligand or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of OmniAb; provided that, to the extent any originals are delivered to OmniAb pursuant to this Agreement or the Ancillary Agreements, OmniAb shall, at its own expense, return them to Ligand within a reasonable time after the need to retain such originals has ceased; provided further that, such obligation to provide any requested Information shall terminate and be of no further force and effect on the date that is the first anniversary of the date of this Agreement; provided further that, in the event that Ligand, in its sole discretion, determines that any such access or the provision of any such Information (including information requested under Section 6.3) would violate any Law or Contract with a third party or could reasonably result in the waiver of any Privilege, Ligand shall not be obligated to provide such Information requested by OmniAb;

(ii) that (x) is required by OmniAb with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on OmniAb (including under applicable securities laws) by a Governmental Entity having jurisdiction over OmniAb, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, Ligand shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if OmniAb has a reasonable need for such originals) in the possession or control of Ligand or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of OmniAb; provided that, to the extent any originals are delivered to OmniAb pursuant to this Agreement or the Ancillary Agreements, OmniAb shall, at its own expense, return them to Ligand within a reasonable time after the need to retain such originals has ceased; provided further that, in the event that Ligand, in its sole discretion, determines that any such access or the provision of any such Information (including information requested under Section 6.3) would violate any Law or Contract with a third party or waive any Privilege, Ligand shall not be obligated to provide such Information requested by OmniAb; or

(b) After the Distribution Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, Ligand for specific and identified Information:

(i) that (x) relates to matters prior to the Distribution Time or (y) is necessary for Ligand to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which Ligand and/or OmniAb are parties, OmniAb shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Ligand has a reasonable need for such originals) in the possession or control of OmniAb or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Ligand; provided that, to the extent any originals are delivered to Ligand pursuant to this Agreement or the Ancillary Agreements, Ligand shall, at its own expense, return them to OmniAb within a reasonable time after the need to retain such originals has ceased; provided further that, in the event any such access or the provision of any such Information (including information requested under Section 6.3) would violate any Law or Contract with a third party or waive any Privilege, OmniAb shall not be obligated to provide such Information requested by Ligand.

(ii) that (x) is required by Ligand with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on Ligand (including under applicable securities laws) by a Governmental Entity having jurisdiction over Ligand, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, OmniAb shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Ligand has a reasonable need for such originals) in the possession or control of OmniAb or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Ligand; provided that, to the extent any originals are delivered to Ligand pursuant to this Agreement or the Ancillary Agreements, Ligand shall, at its own expense, return them to OmniAb within a reasonable time after the need to retain such originals has ceased.

(c) Each of Ligand and OmniAb shall inform their respective officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated representatives who have or have access to the other Party’s Confidential Information or other information provided pursuant to this Article VI of their obligation to hold such information confidential in accordance with the provisions of this Agreement.

Section 6.3 Auditors and Audits.

(a) Until the first OmniAb fiscal year end occurring after the Distribution Time and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs, each Party shall provide or provide access to the other Party on a timely basis, all information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated by the Commission and, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder.

(b) In the event a Party restates any of its financial statements that include such Party’s audited or unaudited financial statements with respect to any balance sheet date or period of operation as of the end of and for the 2021 fiscal year and the five (5) year period ending December 31, 2021, such Party will deliver to the other Party a substantially final draft, as soon as the same is prepared, of any report to be filed by such first Party with the Commission that includes such restated audited or unaudited financial statements (the “Amended Financial Report”); provided, however, that such first Party may continue to revise its Amended Financial Report prior to its filing thereof with the Commission, which changes will be delivered to the other Party as soon as reasonably practicable; provided, further, however, that such first Party’s financial personnel will actively consult with the other Party’s financial personnel regarding any changes which such first Party may consider making to its Amended Financial Report and related disclosures prior to the anticipated filing of such report with the Commission, with particular focus on any changes which would have an effect upon the other Party’s financial statements or related disclosures. Each Party will reasonably cooperate with, and permit and make any necessary employees available to, the other Party, in connection with the other Party’s preparation of any Amended Financial Reports.

Section 6.4 Witness Services. At all times from and after the Distribution Time, each of Ligand and OmniAb shall use its commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions in which one or more members of one Group is adverse to one or more members of the other Group) and (ii) there is no conflict in the Action between the requesting Party and the other Party. A Party providing a witness to the other Party under this Section 6.4 shall be entitled to receive from the recipient of such witness services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Law.

Section 6.5 Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing Information or access to Information to the other Party under this Article VI shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in providing such Information or access to such Information.

Section 6.6 Confidentiality.

(a) Notwithstanding any termination of this Agreement, and except as otherwise provided in the Ancillary Agreements, each of Ligand and OmniAb shall hold, and shall cause their respective Affiliates and their officers, employees, agents, consultants and advisors to hold, in strict confidence (and not to disclose or release or, except as otherwise permitted by this Agreement or any Ancillary Agreement, use, including for any ongoing or future commercial purpose, without the prior written consent of the Party to whom the Confidential Information relates (which may be withheld in such Party’s sole and absolute discretion, except where disclosure is required by applicable Law)), any and all Confidential Information concerning or belonging to the other Party or its Affiliates; provided that each Party may disclose, or may permit disclosure of, Confidential Information (i) to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Information for auditing and other non-commercial purposes and are informed of the obligation to hold such Information confidential and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or any of its respective Subsidiaries is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with a proceeding brought by a Governmental Entity that it is advisable to do so, (iii) as required in connection with any legal or other proceeding by one Party against the other Party or in respect of claims by one Party against the other Party brought in a proceeding, (iv) as necessary in order to permit a Party to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, (v) as necessary for a Party to enforce its rights or perform its obligations under this Agreement (including pursuant to Section 2.3) or an Ancillary Agreement, (vi) to Governmental Entities in accordance with applicable procurement regulations and contract requirements or (vii) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a third party pursuant to clause (ii), (iii), (v) or (vi) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.

(b) Each Party acknowledges that it and the other members of its Group may have in its or their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party while such Party and/or members of its Group were part of the Ligand Group. Each Party shall comply, and shall cause the other members of its Group to comply, and shall cause its and their respective officers, employees, agents, consultants and advisors (or potential buyers) to comply, with all terms and conditions of any such third-party agreements entered into prior to the Distribution Time, with respect to any confidential and proprietary Information of third parties to which it or any other member of its Group has had access.

(c) Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise at least the same degree of care that applies to Ligand’s confidential and proprietary information pursuant to policies in effect as of the Distribution Time and (ii) confidentiality obligations provided for in any Contract between each Party or its Subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by any other Party as of the Distribution Time may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the OmniAb Business (in the case of the OmniAb Group) or the Ligand Retained Business (in the case of the Ligand Group); provided that such Confidential Information may only be used by such Party and its officers, employees, agents, consultants and advisors in the specific manner and for the specific purposes for which it is used as of the date of this Agreement, and may only be shared with additional officers, employees, agents, consultants and advisors of such Party on a need-to-know basis exclusively with regard to such specified use; provided further that such Confidential Information may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 6.6(a).

(d) The Parties agree that irreparable damage may occur in the event that the provisions of this Section 6.6 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(e) For the avoidance of doubt and notwithstanding any other provision of this Section 6.6, (i) the disclosure and sharing of Privileged Information shall be governed solely by Section 6.7, and (ii) Information that is subject to any confidentiality provision or other disclosure restriction in any Ancillary Agreement shall be governed by the terms of such Ancillary Agreement.

(f) For the avoidance of doubt and notwithstanding any other provision of this Section 6.6, following the Distribution Time, the confidentiality obligations under this Agreement shall continue to apply to any and all Confidential Information concerning or belonging to each Party or its Affiliates that is shared or disclosed with the other Party or its Affiliates, whether or not such Confidential Information is shared pursuant to this Agreement, any Ancillary Agreement or otherwise.

Section 6.7 Privilege Matters.

(a) Pre-Distribution Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Time have been and will be rendered for the collective benefit of each of the members of the Ligand Group and the OmniAb Group, and that each of the members of the Ligand Group and the OmniAb Group should be deemed to be the client with respect to such pre-Distribution services for the purposes of asserting all privileges, immunities, or other protections from disclosure which may be asserted under applicable Law, including, but not limited to, the attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”). The Parties shall have a shared Privilege with respect to all Information subject to Privilege (“Privileged Information”) which relates to such pre-Distribution services. For the avoidance of doubt, Privileged Information within the scope of this Section 6.7 includes, but is not limited to, services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel.

(b) Post-Distribution Services. The Parties recognize that legal and other professional services will be provided following the Distribution Time to each of Ligand and OmniAb. The Parties further recognize that certain of such post-Distribution services will be rendered solely for the benefit of Ligand or OmniAb, as the case may be, while other such post-Distribution services may be rendered with respect to claims, proceedings, litigation, disputes, or other matters which involve both Ligand and OmniAb. With respect to such post-Distribution services and related Privileged Information, the Parties agree as follows:

(i) All Privileged Information relating to any claims, proceedings, litigation, disputes or other matters which involve both Ligand and OmniAb shall be subject to a shared Privilege among the Parties involved in the claims, proceedings, litigation, disputes, or other matters at issue; and

(ii) Except as otherwise provided in Section 6.7(c)(i), Privileged Information relating to post-Distribution services provided solely to one of Ligand or OmniAb shall not be deemed shared between the Parties, provided, that the foregoing shall not be construed or interpreted to restrict the right or authority of the Parties (x) to enter into any further agreement, not otherwise inconsistent with the terms of this Agreement, concerning the sharing of Privileged Information or (y) otherwise to share Privileged Information without waiving any Privilege which could be asserted under applicable Law.

(c) The Parties agree as follows regarding all Privileged Information with respect to which the Parties shall have a shared Privilege under Section 6.7(a) or (b):

(i) Subject to Section 6.7(c)(iii), neither Party may waive, allege or purport to waive, any Privilege which could be asserted under any applicable Law, and in which the other Party has a shared Privilege, without the written consent of the other Party, which shall not be unreasonably withheld or delayed;

(ii) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a Privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, and shall endeavor to minimize any prejudice to the rights of the other Party. Neither party shall unreasonably withhold consent to any request for waiver by the other Party, and each Party specifically agrees that it shall not withhold consent to waive for any purpose except to protect its own legitimate interests; and

(iii) In the event of any litigation or dispute between the Parties, or any members of their respective Groups, either such Party may waive a Privilege in which the other Party or member of such Group has a shared Privilege, without obtaining the consent of the other Party; provided that such waiver of a shared Privilege shall be effective only as to the use of Privileged Information with respect to the litigation or dispute between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to third parties.

(d) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Ligand and OmniAb as set forth in Section 6.6 and this Section 6.7, to maintain the confidentiality of Privileged Information and to assert and maintain any applicable Privilege. The access to Information being granted pursuant to Section 5.5, Section 6.1, Section 6.2 and Section 6.3 , the agreement to provide witnesses and individuals pursuant to Section 5.5 and Section 6.4, the furnishing of notices and documents and other cooperative efforts contemplated by Section 5.5, and the transfer of Privileged Information between the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

Section 6.8 Ownership of Information. Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VI shall be deemed to remain the property of the providing Party. Unless expressly set forth herein, or unless expressly agreed in a subsequent and separate agreement, nothing contained in this Agreement shall be construed as granting a license or other rights to any Party with respect to any such Information, whether by implication, estoppel or otherwise.

Section 6.9 Processing of Personal Information.

(a) Both Parties shall cooperate to ensure that their respective Processing of Personal Information hereunder does and will materially comply with all applicable Privacy Requirements and take all reasonable precautions to avoid acts that place the other Party in breach of its obligations under any applicable Privacy Requirements. Nothing in this Section 6.9 shall be deemed to prevent any Party from taking the steps it reasonably deems necessary to comply with any applicable Privacy Laws.

(b) To the extent required to do so by applicable Privacy Requirements as a result of or in connection with the transactions contemplated hereby, including the completion of the Internal Reorganization, the Parties agree to enter into such data processing agreements as required to comply with applicable Privacy Laws and shall act reasonably and in good faith in doing so.

(c) It is understood and agreed by the Parties that the transfer of Personal Information in connection with the Transfer of Assets will not violate any Privacy Requirements in any material respect.

Section 6.10 Other Agreements. The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

ARTICLE VII

DISPUTE RESOLUTION

Section 7.1 Negotiation. Except as otherwise provided in any Ancillary Agreement, in the event of a controversy, dispute or Action arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or the Ancillary Agreements or otherwise arising out of, or in any way related to, this Agreement or the Ancillary Agreements or the transactions contemplated hereby, including any Action based on contract, tort, statute or constitution (collectively, “Disputes”), where such Dispute is between the Parties or between Ligand and APAC, the general counsels or chief legal officers of the parties to the Dispute (or such other individuals designated by the respective general counsels or chief legal officers) and/or the executive officers designated by the parties to the Dispute shall negotiate for a reasonable period of time to settle such Dispute; provided, that such reasonable period shall not, unless otherwise agreed by the parties to such Dispute in writing, exceed sixty (60) days (the “Negotiation Period”) from the time of receipt by a party to such Dispute of written notice of such Dispute (“Dispute Notice”) and settlement of such Dispute pursuant to this Section 7.1 shall be confidential, and no written or oral statements or offers made by the parties to the Dispute during such settlement negotiations shall be admissible for any purpose in any subsequent proceedings.

Section 7.2 Relief in Court. If the Dispute has not been resolved for any reason after the Negotiation Period, each party to such Dispute shall be entitled to seek relief in a court of competent jurisdiction pursuant to Section 9.16.

Section 7.3 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VII with respect to all matters not subject to such dispute resolution.

ARTICLE VIII

INSURANCE

Section 8.1 Insurance Matters. The provisions of this Section 8.1 shall apply only to the extent not otherwise provided for in the Employee Matters Agreement.

(a) The Parties intend by this Agreement that, to the extent permitted under the terms of any applicable insurance policy, OmniAb, each other member of the OmniAb Group and each of their respective directors, officers and employees will be successors in interest and/or additional insureds and will have and be fully entitled to continue to exercise all rights that any of them may have as of the Distribution Time (with respect to events occurring or claimed to have occurred before the Distribution Time) as a Subsidiary, Affiliate, division, director, officer or employee of Ligand before the Distribution Time under any insurance policy, including any rights that OmniAb, any other member of the OmniAb Group or any of its or their respective directors, officers, or employees may have as an insured or additional named insured, Subsidiary, Affiliate, division, director, officer or employee to avail itself, himself or herself of any policy of insurance or any agreements related to the policies in effect before the Distribution Time, with respect to events occurring before the Distribution Time.

(b) After the Distribution Time, Ligand (and each other member of the Ligand Group) and OmniAb (and each other member of the OmniAb Group) shall not, without the consent of OmniAb or Ligand, respectively (such consent not to be unreasonably withheld, conditioned or delayed), provide any insurance carrier with a release or amend, modify or waive any rights under any insurance policy if such release, amendment, modification or waiver thereunder would materially adversely affect any rights of any member of the Group of the other Party with respect to insurance coverage otherwise afforded to such other Party for pre-Distribution claims; provided, however, that the foregoing shall not (i) preclude any member of any Group from presenting any claim or from exhausting any policy limit, (ii) require any member of any Group to pay any premium or other amount or to incur any Liability or (iii) require any member of any Group to renew, extend or continue any policy in force.

(c) The provisions of this Agreement are not intended to relieve any insurer of any Liability under any policy.

(d) No member of the Ligand Group or any Ligand Indemnitee will have any Liabilities whatsoever as a result of the insurance policies as in effect at any time before the Distribution Time, including as a result of (i) the level or scope of any insurance, (ii) the creditworthiness of any insurance carrier, (iii) the terms and conditions of any policy, or (iv) the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim.

(e) Except to the extent otherwise provided in Section 8.1(b), in no event will Ligand, any other member of the Ligand Group or any Ligand Indemnitee have any Liability or obligation whatsoever to any member of the OmniAb Group if any insurance policy is terminated or otherwise ceases to be in effect for any reason, is unavailable or inadequate to cover any Liability of any member of the OmniAb Group for any reason whatsoever or is not renewed or extended beyond the current expiration date of any such insurance policy.

(f) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any members of the Ligand Group in respect of any insurance policy or any other contract or policy of insurance.

(g) Nothing in this Agreement will be deemed to restrict any member of the OmniAb Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period. After the Distribution Time, OmniAb will acquire its own insurance policies covering the OmniAb Group and each of their respective directors, officers and employees.

(h) To the extent that any insurance policy provides for the reinstatement of policy limits, and both Ligand and OmniAb desire to reinstate such limits, the cost of reinstatement will be shared by Ligand and OmniAb as the Parties may agree. If either Party, in its sole discretion, determines that such reinstatement would not be beneficial, that Party shall not contribute to the cost of reinstatement and will not make any claim thereunder nor otherwise seek to benefit from the reinstated policy limits.

(i) For purposes of this Agreement, “Covered Matter” shall mean any matter, whether arising before or after the Distribution Time, with respect to which any OmniAb Indemnitee may seek to exercise any right under any insurance policy pursuant to this Section 8.1. If OmniAb receives notice or otherwise learns of any Covered Matter, OmniAb shall promptly give Ligand written notice thereof. Any such notice shall describe the Covered Matter in reasonable detail. With respect to each Covered Matter and any Joint Claim, OmniAb shall have sole responsibility for reporting the claim to the insurance carrier and will provide a copy of such report to OmniAb. If Ligand or another member of the Ligand Group fails to notify OmniAb within fifteen (15) days that it has submitted an insurance claim with respect to a Covered Matter or Joint Claim, OmniAb shall be permitted to submit (on behalf of the applicable OmniAb Indemnitee) such insurance claim.

(j) Each of OmniAb and Ligand will share such information as is reasonably necessary in order to permit the other Party to manage and conduct its insurance matters in an orderly fashion and provide the other Party with any assistance that is reasonably necessary or beneficial in connection with such Party’s insurance matters.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Entire Agreement; Construction. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement among the Parties and APAC with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of (a) this Agreement and the provisions of any Ancillary Agreement or Continuing Arrangement, such Ancillary Agreement or Continuing Arrangement shall control (except with respect to any Conveyancing and Assumption Instruments, in which case this Agreement shall control) and (b) this Agreement and any agreement which is not an Ancillary Agreement, this Agreement shall control unless specifically stated otherwise in such agreement. For the avoidance of doubt, the Conveyancing and Assumption Instruments are intended to be ministerial in nature and only to effect the transactions contemplated by this Agreement with respect to the applicable local jurisdiction and shall not expand or modify the rights and obligations of the Parties, APAC or their respective Affiliates under this Agreement or any of the Ancillary Agreements that are not Conveyancing and Assumption Instruments. Except as expressly set forth in this Agreement or any Ancillary Agreement: (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement; and (ii) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement (other than the Tax Matters Agreement), on the one hand, and the Tax Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Matters Agreement shall govern, except as otherwise provided in the Tax Matters Agreement.

Section 9.2 Ancillary Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 9.3 Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and APAC and delivered to each of the Parties and APAC.

Section 9.4 Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties and APAC contained in this Agreement and each Ancillary Agreement shall survive the Distribution Time and remain in full force and effect in accordance with their applicable terms.

Section 9.5 Expenses. Except as otherwise specified in this Agreement or the Ancillary Agreements, or as otherwise agreed in writing among Ligand, OmniAb and APAC, Ligand and OmniAb shall each be responsible for its own fees, costs and expenses paid or incurred in connection with this Agreement, any Ancillary Agreement and the Form 10 and the consummation of the Internal Reorganization, the Contribution, the Distribution and the Merger (the “Transaction-related Expenses”). OmniAb shall reimburse Ligand for all documented, out-of-pocket Transaction-related Expenses of OmniAb that have been paid by Ligand through and including the Distribution Date (the “Reimbursable Transaction-related Expenses”) by Ligand’s deducting such amount from the cash portion of the Contribution to be made by it in connection with the Separation. On or prior to the date that is three (3) Business Days prior to the Distribution Date, Ligand shall furnish to APAC a schedule of the Reimbursable Transaction-related Expenses, together with supporting documentation.

Section 9.6 Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by registered or certified mail (return receipt requested), or by email (provided confirmation of transmission is electronically generated and kept on file by the sending party and so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), to the respective Parties or APAC at the following addresses (or at such other address for a Party or APAC as shall be specified in a notice given in accordance with this Section 9.6):

To Ligand:

Ligand Pharmaceuticals Incorporated

3911 Sorrento Valley Blvd., Suite 110

San Diego, CA 92121

Attn: Chief Financial Officer

Email: tespinoza@ligand.com

With a copy (which shall not constitute notice) to:

Latham & Watkins, LLP

12670 High Bluff Dr.

San Diego, California 92130

Attn:             Matthew Bush

                     Scott Shean

Email:          matt.bush@lw.com

                      scott.shean@lw.com

To OmniAb:

OmniAb, Inc.

5980 Horton Street, Suite 405

Emeryville, CA 94608

Attn: Chief Legal Officer

Email: cberkman@omniab.com

With a copy (which shall not constitute notice) to:

Latham & Watkins, LLP

12670 High Bluff Dr.

San Diego, California 92130

Attn:             Matthew Bush

                     Scott Shean

Email:          matt.bush@lw.com

                      scott.shean@lw.com

To APAC:

Avista Public Acquisition Corp. II

65 East 55th Street, 18th Floor

New York, New York 10022

Attn: Benjamin Silbert, General Counsel

Email: Silbert@avistacap.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 5th Avenue

New York, NY 10153

Attn:             Jaclyn L. Cohen, Esq.

                     Raymond O. Gietz, Esq.

Email:          jackie.cohen@weil.com

                      raymond.gietz@weil.com

Section 9.7 Consents. Any consent required or permitted to be given by any Party or APAC to the other Party or APAC under this Agreement shall be in writing and signed by the Party or APAC, as the case may be, giving such consent and shall be effective only against such Party (and its Group) or APAC (and its Affiliates), as the case may be.

Section 9.8 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party or APAC without the prior written consent of the other Party and APAC, and any attempt to assign any rights or obligations arising under this Agreement without such consents shall be void. Notwithstanding the foregoing, and subject to any restrictions on assignment pursuant to Article IV of the Tax Matters Agreement, this Agreement shall be assignable to a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other parties to this Agreement; provided, however, that no assignment permitted by this Section 9.8 shall release the assigning Party or APAC, as the case may be, from liability for the full performance of its obligations under this Agreement.

Section 9.9 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties, APAC and their respective successors and permitted assigns.

Section 9.10 Termination and Amendment. This Agreement may not be terminated, modified or amended except by an agreement in writing signed by each of Ligand, OmniAb and APAC; provided, however, that this Agreement shall terminate immediately upon termination of the Merger Agreement if the Merger Agreement is terminated in accordance with its terms prior to the Distribution.

Section 9.11 Payment Terms.

(a) Except as set forth in Article V or as otherwise expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by a Party or APAC (and/or a member of such Party’s Group or its Affiliates), on the one hand, to the other Party or APAC (and/or a member of such Party’s Group or its Affiliate), on the other hand, under this Agreement shall be paid or reimbursed hereunder within forty-five (45) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as set forth in Article V or as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within forty-five (45) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate, from time to time in effect, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c) Without the consent of the Party or APAC, as the case may be, receiving any payment under this Agreement specifying otherwise, all payments to be made by either Party or APAC under this Agreement shall be made in US Dollars. Except as expressly provided herein, any amount which is not expressed in US Dollars shall be converted into US Dollars by using the exchange rate published on Bloomberg at 5:00 pm Eastern Standard time (EST) on the day before the relevant date or in the Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder or under any Ancillary Agreement may be denominated in a currency other than US Dollars, the amount of such payment shall be converted into US Dollars on the date in which notice of the claim is given to the Indemnifying Party.

Section 9.12 Subsidiaries. Each of the Parties and APAC shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or APAC, as the case may be, or by any entity that becomes a Subsidiary of such Party or APAC, as the case may be, at and after the Distribution Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party or APAC, as the case may be.

Section 9.13 Third Party Beneficiaries. Except (i) as provided in Article V relating to Indemnitees and for the release under Section 5.1 of any Person provided therein and (ii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and APAC and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement. For the avoidance of doubt, no stockholder of Ligand, OmniAb or APAC shall be third-party beneficiaries for any purpose prior to the Distribution, and no stockholder (or Party or APAC on behalf of their respective stockholders) shall be entitled to bring any claim for damages prior to the Distribution based on a decrease in share value or lost premiums.

Section 9.14 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 9.15 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the Ligand Group or the OmniAb Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the Ligand Group or the OmniAb Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Exhibit or Schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.

Section 9.16 Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a) This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

(b) Each of the Parties and APAC agrees that any Action related to this agreement shall be brought exclusively in the Court of Chancery of the State of Delaware or, if under applicable Law, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof (the “Chosen Courts”). By executing and delivering this Agreement, each of the Parties and APAC irrevocably: (i) accepts generally and unconditionally submits to the exclusive jurisdiction of the Chosen Courts for any Action relating to this Agreement, including any Action brought for any remedy contemplated by Section 9.17; (ii) waives any objections which such Party or APAC, as the case may be, may now or hereafter have to the laying of venue of any such Action contemplated by this Section 9.16(b) and hereby further irrevocably waives and agrees not to plead or claim that any such Action has been brought in an inconvenient forum; (iii) agrees that it will not attempt to deny or defeat the personal jurisdiction of the Chosen Courts by motion or other request for leave from any such court; (iv) agrees that it will not bring any Action contemplated by this Section 9.16(b) in any court other than the Chosen Courts; (v) agrees that service of all process, including the summons and complaint, in any Action may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 9.6 or in any other manner permitted by Law; and (vi) agrees that service as provided in the preceding clause (v) is sufficient to confer personal jurisdiction over such Party or APAC in the Action, and otherwise constitutes effective and binding service in every respect. Each of the Parties and APAC agrees that a final judgment in any Action in a Chosen Court as provided above may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and each Party and APAC further agrees to the non-exclusive jurisdiction of the Chosen Courts for the enforcement or execution of any such judgment.

(c) EACH OF LIGAND, OMNIAB AND APAC HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT (INCLUDING ANY SCHEDULE OR EXHIBIT HERETO AND THERETO) OR THE BREACH, TERMINATION OR VALIDITY OF SUCH AGREEMENT, INSTRUMENTS OR DOCUMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF SUCH AGREEMENTS, INSTRUMENTS OR DOCUMENTS. NEITHER LIGAND, OMNIAB NOR APAC SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR DOCUMENTS. NEITHER LIGAND, OMNIAB NOR APAC WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH OF LIGAND, OMNIAB AND APAC CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, INSTRUMENT OR DOCUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 9.16(c). NONE OF LIGAND, OMNIAB OR APAC HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OF THE OTHERS THAT THE PROVISIONS OF THIS SECTION 9.16(c) WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 9.17 Specific Performance. From and after the Distribution Time, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Parties and APAC agree that APAC and the Party or Parties to this Agreement or such Ancillary Agreement who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties and APAC agree that, from and after the Distribution Time, the remedies at law for any breach or threatened breach of this Agreement or any Ancillary Agreement, including monetary damages, are inadequate compensation for any Indemnifiable Loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 9.18 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties and APAC shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.19 Interpretation. The Parties and APAC have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party or APAC, as the case may be, drafting or causing any instrument to be drafted.

Section 9.20 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party or APAC a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 5.2; Section 5.3; and Section 5.4).

Section 9.21 Tax Treatment of Payments. Unless otherwise required by a Final Determination, this Agreement or the Tax Matters Agreement or otherwise agreed to among the Parties and APAC, for U.S. federal Tax purposes, any payment made pursuant to this Agreement (other than any payment of interest pursuant to Section 9.11) by: (i) OmniAb to Ligand shall be treated for all Tax purposes as a distribution by OmniAb to Ligand with respect to stock of OmniAb occurring on or immediately before the Distribution Time; or (ii) Ligand to OmniAb shall be treated for all Tax purposes as a tax-free contribution by Ligand to OmniAb with respect to its stock occurring on or immediately before the Distribution Time; and in each case, no Party or APAC shall take any position inconsistent with such treatment. In the event that a Taxing Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as set forth in the preceding sentence, such Party shall use its commercially reasonable efforts to contest such challenge.

Section 9.22 No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder or under the other Ancillary Agreements shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.23 No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocating such Assets and Liabilities between Ligand and OmniAb and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à -vis any third party, including with respect to the Liabilities of any non-wholly owned Subsidiary of Ligand or OmniAb.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Ligand, OmniAb and APAC have caused this Agreement to be duly executed as of the day and year first above written.

LIGAND PHARMACEUTICALS INCORPORATED

By:	/s/ Matthew Korenberg
Name: Matthew Korenberg
Title: Executive Vice President, Finance and Chief Financial Officer

OMNIAB, INC.

By:	/s/ Matthew W. Foehr
Name: Matthew W. Foehr
Title: President and Chief Executive Officer

AVISTA PUBLIC ACQUISITION CORP. II

By:	/s/ Benjamin Silbert
Name: Benjamin Silbert
Title: General Counsel

66